IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
INTRODUCTION
This discussion and analysis of the financial position and results of operations (MD&A) of Ivanhoe Mines Ltd. should be read in conjunction with the audited consolidated financial statements of Ivanhoe Mines Ltd. and the notes thereto for the year ended December 31, 2006. These financial statements have been prepared in accordance with United States of America generally accepted accounting principles (U.S. GAAP). Differences between Canadian generally accepted accounting principles (Canadian GAAP) and U.S. GAAP that would have materially affected the Company’s reported financial results are set out in Note 22. In this MD&A, unless the context otherwise dictates, a reference to the Company refers to Ivanhoe Mines Ltd. and a reference to Ivanhoe Mines refers to Ivanhoe Mines Ltd., together with its subsidiaries.
The effective date of this MD&A is March 30, 2007.
Additional information about the Company, including its Annual Information Form, is available at www.sedar.com.
OVERVIEW
MONGOLIA
OYU TOLGOI PROJECT
Ivanhoe Mines forms a strategic partnership with Rio Tinto
The principal event for Ivanhoe Mines in 2006 was the announcement on October 18, 2006, that Rio Tinto plc (Rio Tinto) and the Company had reached an agreement (the Rio Tinto Agreement) to form a strategic partnership involving an equity investment in the Company by Rio Tinto and, through a joint Technical Committee, to oversee the engineering, construction and operation of Ivanhoe Mines’ Oyu Tolgoi copper-gold mining complex in Mongolia’s South Gobi region. The Rio Tinto Agreement creates a defined path for Rio Tinto to become the largest shareholder in the Company.
Under the terms of the agreement, Rio Tinto purchased approximately 37.1 million common shares at a price of US$8.18, representing a 25% premium to the closing price on October 17, 2006, and a premium of 30% to the 20-day moving-average share price prior to October 17. Rio Tinto now owns approximately 9.92% of the Company’s issued share capital.
The Rio Tinto Agreement provides for Rio Tinto to make investments in the equity of the Company, under defined conditions, of up to approximately US$1.5 billion, inclusive of the first tranche of financing. The Company has agreed to use at least 90% of the proceeds received from Rio Tinto to finance the development of Oyu Tolgoi.
The next major milestone in the overall development of Oyu Tolgoi will be the receipt of all remaining governmental approvals. Senior representatives of Ivanhoe Mines and Rio Tinto began detailed discussions in January 2007 with a nine-member working group of Mongolian Government officials. The discussions, which remain ongoing, are intended to produce a draft Investment Agreement for

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Oyu Tolgoi that will be submitted for approvals by the Cabinet of the Mongolian Government and the national Parliament.
Economics of high-grade starter mine at Hugo North under study
During 2006, Ivanhoe Mines continued construction, engineering and planning for the development of the Oyu Tolgoi copper-gold project. The activity positioned Oyu Tolgoi to achieve first production as early as possible following the start of full-scale construction. Ivanhoe Mines expects that the first production from Oyu Tolgoi could begin within 30 months of the receipt of the necessary government approvals, contingent upon timely delivery of key long-lead-time equipment.
Planning and development activities throughout 2006 were focused on the underground, high-grade Hugo North Deposit — although it is expected that the initial production at Oyu Tolgoi will consist mainly of ore mined from the open pit on the Southern Oyu Deposits.
Work underway on a new Integrated Development Plan (2007 IDP) suggests that an underground “starter mine” at the Hugo North Deposit would enhance the project’s initial development. This scenario is one of the leading cases being evaluated by the Ivanhoe Mines-Rio Tinto joint development team.
Conceptually, a starter mine would target a high-grade portion of Hugo North that is accessible from the Shaft No. 1 infrastructure already being developed for the larger block-cave mine. Beginning in mid-2010, the ore from this area likely would supply the concentrator with a mill feed of approximately seven million tonnes per annum at a copper grade of between 2.0% and 2.5% — in addition to ore being supplied from the Southern Oyu open pit.
Projected benefits of developing an underground starter mine could include:
▪	a reduction in the initial capital costs and technical risks associated with a large, underground block-cave mining operation;

▪	enhanced overall value of the Oyu Tolgoi Project by enabling mining of high-grade copper and gold mineralization earlier than previously estimated;

▪	generation of a significant source of near-term cash-flow that could be used to fund development of the larger Hugo North block-cave mining operation; and,

▪	an expected reduction of up to one year in the time required to complete the underground exploration and development program for the starter mine as a result of expected shorter and shallower underground drifting distances than previously projected by the 2005 Integrated Development Plan (2005 IDP).
The Company is continuing to assess whether an underground starter mine would provide a significant and realistic benefit to the project’s economics and risk profile. Adoption of the starter mine concept could, among other things, positively affect the timing of the upgrading of underground resources to reserve status.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Oyu Tolgoi updated Integrated Development Plan to be released in 2007
In 2006, Ivanhoe Mines engaged GRD Minproc Limited (GRD Minproc), of Perth, Australia, to consolidate the work of other outside consultants and, with input from Rio Tinto, prepare the 2007 IDP for Oyu Tolgoi. The 2007 IDP, expected to be completed in the second half of 2007, will update the work done for the 2005 IDP and build on GRD Minproc’s previous reserve estimation work.
Ivanhoe Mines has instructed GRD Minproc to integrate into its current work revisions that have been made to the planned production process during the past 18 months and to present detailed assessments of two mining scenarios:
•	The first scenario combines the open-pit reserves, as previously determined, with high-grade, sub-level-caved material at a pre-feasibility level from the Hugo North Deposit.

•	The second scenario, a sensitivity analysis of the first scenario, envisages a high-grade “starter” block cave instead of the sub-level cave as the initial underground development, to be followed by the larger block caves at the Hugo North Deposit and also at the Hugo South Deposit, as outlined in the 2005 IDP.
The engineers also have been asked to assess the impact of a change in the concentrator design and confirm early indications in the development of both scenarios that the concentrator’s throughput likely will be significantly higher than the original 70,000 tonnes per day projected in the 2005 IDP and that the initial throughput approaching 100,000 tonnes per day is likely to increase further as softer ore from the underground is brought into production.
The 2007 IDP is also expected to address the ultimate throughput at the Oyu Tolgoi mining complex, which Ivanhoe Mines believes — based on production from the open pit, having an estimated 29-year mine life, being combined with production from block-caving at the Hugo North and Hugo South deposits — eventually could increase to a level of between 200,000 and 250,000 tonnes of ore per day.
Oyu Tolgoi development engineering advanced to 30% completion during 2006
The development profile of the Oyu Tolgoi Project envisioned in the 2005 IDP has improved with the introduction of Rio Tinto as Ivanhoe Mines’ strategic partner. Although the Ivanhoe Mines-Rio Tinto partnership still is in its early stages, Rio Tinto’s resources and expertise are expected to significantly benefit the project. The most tangible benefit to date has been the involvement of Rio Tinto’s mine planning group, which has some of the most extensive block-caving expertise in the international mining industry.
Fluor Corporation (Fluor), one of the world’s largest engineering and design companies, was appointed as the engineering, procurement and construction manager for Oyu Tolgoi in 2005. Fluor, supported by the Ivanhoe Mines project team and anticipating that the decision to proceed with mine construction will be made during 2007, has made it a priority to ensure that Ivanhoe Mines is positioned to meet the earliest possible start of production.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Engineering was advanced to 30% completion during 2006, key procurement activities were begun and development of construction facilities progressed at the Oyu Tolgoi site.
During 2006, the project team, in a further step to mitigate project risk, made important changes to the design of the concentrator plant. A principal change was the replacement of the original large, single-SAG-and-dual-ball-mill configuration with a circuit comprised of two smaller SAG mills, each coupled with two ball mills. The electric motors on the smaller SAG mills have a proven operational record and will significantly reduce the perceived technical risk associated with the single larger unit. The Company also expects that the dual-circuit configuration will allow Oyu Tolgoi to continue production at reduced rates in the event of mill outages and that larger throughput tonnages ultimately can be achieved with a dual-circuit operation.
With engineering and procurement activities well advanced, activities on site slowed during the 2006-2007 winter period, resulting in a reduced workforce. Site preparation to allow full construction to commence on July 1, 2007, is scheduled to be complete in late May. Activities on site are continuing to focus on the sinking of Shaft No. 1, excavation for the concentrator building and development of the water-supply bore field.
Oyu Tolgoi resources expanded with ongoing drilling program
Ivanhoe Mines completed approximately 77,000 metres of drilling on the Oyu Tolgoi Project during 2006, including exploration on the adjoining Entrée Gold-Ivanhoe Mines earn-in joint venture property, Shivee Tolgoi. Significant geotechnical drilling also was undertaken to locate the shaft farm, specifically Shaft No. 2, and evaluate the access route from the shaft farm into the Hugo North block-cave production level. Sterilization drilling was done under the new concentrator site selected by Fluor, the construction camp location and the primary crusher site.
The results of this drilling are included in the new Oyu Tolgoi Technical Report, and include indicated resources on the 650-metre-long extension of Hugo North onto the Entrée-Ivanhoe Mines Shivee Tolgoi property.
Exploration and sterilization drilling two kilometres east of a proposed airport site, which is approximately six kilometres north of the northern end of the Hugo North extension, has resulted in the discovery of low-grade copper-gold mineralization hosted in basaltic volcanic and quartz monzodiorite intrusive rocks of similar age and composition to the Oyu Tolgoi deposits. Approximately 12,400 metres of the drilling completed during the year were conducted in this area. Drilling has been suspended on this target pending a review of the results and additional surface geophysical work.
In March 2007, an updated Oyu Tolgoi Technical Report prepared by GRD Minproc was released. It contained a revised estimate of the Project’s mineral resources that had been independently estimated by AMEC Americas Ltd. (AMEC) and is disclosed in detail starting on page 17.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
MONGOLIA
COAL PROJECTS
Ivanhoe Mines’ Coal Division being merged with Asia Gold
In the second quarter of 2006, Ivanhoe Mines announced a plan to transfer the Company’s Mongolian Coal Division to Asia Gold Corp (Asia Gold) in exchange for approximately 82.6 million shares of Asia Gold. This transaction was approved by the minority shareholders of Asia Gold on August 8, 2006. Closing of the transaction is subject to the fulfillment of certain conditions precedent, including completion of the transfer of certain mineral exploration licences in Mongolia.
Ivanhoe Mines’ Coal Division holds 35 coal exploration licences that cover 1.68 million hectares of land in the South Gobi area of Mongolia. In March 2007, Ivanhoe Mines was notified that 25 of these licences, including two key licences at Nariin Sukhait — which include all the main coal resources — had been transferred by the Mongolian Government’s Cadastral Office. Ivanhoe Mines and Asia Gold expect to close the transaction once the remainder of the coal exploration licences have been approved for transfer — which is expected to occur shortly.
Mine planning underway at Nariin Sukhait coal deposit
The Nariin Sukhait property is in the southwest corner of the Omnogovi Aimag (province) in southern Mongolia. The deposit is within the Gurvantes Soum (township), 320 kilometres southwest of the provincial capital of Dalanzadgad and 950 kilometres south of the national capital, Ulaanbaatar. Nariin Sukhait is 45 kilometres north of the Mongolia-China border. At present, one north-south, 450-kilometre-long rail line has been built in China up to the China-Mongolia border at Ceke. A second east-west railway line to Ceke has been started and completion is estimated to be in late 2007.
Total coal resources are contained in two separate fields, the South-East Field and the West Field. An updated resource report was prepared in March 2007 by Norwest Corporation (Norwest) and is disclosed on page 21.
Norwest commenced mine planning in 2006, with an internally prepared preliminary mine plan completed in August 2006. Norwest recommends that a pre-feasibility study be undertaken in order to define the coal reserve and economic viability of the Nariin Sukhait project. An updated mining study and estimate of coal reserves, based in part in the updated resources reported in the Norwest Report will be forthcoming upon completion of that study.
A secondary exploration focus in 2006 was deeper drilling on the Nariin Sukhait deposit. In December 2006, Ivanhoe Mines commissioned Norwest to undertake a study to examine underground mining potential at Nariin Sukhait. The main focus was on 5 Seam which had very thick intersections and exhibited promising coking characteristics at depth. The study focused on identifying potential underground mining methods and their applicability to 5 Seam. Additional drilling and engineering studies will be required to delineate resources that may be amenable to extraction by underground methods.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Exploration continuing at Tsagaan Tolgoi coal deposit
The Tsagaan Tolgoi coal project is approximately 105 kilometres west of Oyu Tolgoi. Initial exploration in 2004, including deep-trenching and 46 drill holes, encountered significant coal thicknesses along a strike length of six kilometres. During the fourth quarter of 2006, a 73-hole drilling program was completed at Tsagaan Tolgoi. The geological model will be updated in 2007.
The objective of the drilling program is to delineate sufficient thermal coal resources to support the preparation of a formal study on the development of a long-life, coal-fired power plant. This plant is projected to have the capacity to supply electricity to the Oyu Tolgoi Project and the residents of the sparsely populated southern part of Mongolia. Norwest Corporation developed a preliminary mine design and mine plans in 2006. Preliminary engineering was conducted on various power plant options that would use Tsagaan Tolgoi coal.
2007 exploration program to target new coal licences near Tavan Tolgoi coal deposit
In 2006, Ivanhoe Mines indirectly obtained seven coal exploration licences that closely surround the Tavan Tolgoi coal project to the north, east and south. The land area covers over 665,000 hectares and has never been properly explored for coal. A field reconnaissance program on the licences was carried out indirectly by Ivanhoe Mines in 2006. The exploration area has been flown for copper-gold exploration using BHPB Falcon geophysics. Ivanhoe Mines has obtained the aeromagnetic and aerogravity survey data and will be using the results of the upcoming analysis to assist in delineating potential coal targets. A significant exploration program is being planned for this project in 2007.
AUSTRALIA
Cloncurry IOCG Project expanding exploration
The Cloncurry Project covers an area of approximately 2,140 square kilometres in northwestern Queensland, in Australia’s storied Mount Isa-Cloncurry mining district. Ivanhoe Mines’ recent exploration at the Cloncurry Project has discovered a series of related Iron Oxide Copper Gold (IOCG) systems, some of which have associated uranium.
Ivanhoe Mines has confirmed that the area hosts several high-grade IOCG systems, with associated uranium, that are geologically similar to the nearby Ernest Henry Mine, and to the Olympic Dam and Prominent Hill mines in South Australia. The Northwest Queensland Mineral Belt is one of the most significant mineral producers in the world. It hosts the Century, Mount Isa, Hilton Group, Cannington, Lady Loretta and Dugald River base-metal deposits, the Ernest Henry, Osborne and Eloise IOCG mines, the Tick Hill gold deposit and the Mary Kathleen uranium deposit. Ivanhoe Mines believes that the Cloncurry Project is one of the most prospective land positions in Australia for the discovery of new, large-scale IOCG deposits.
The historic Kuridala copper mining district, situated in the northern part of Ivanhoe Mines’ tenements, has numerous copper, gold and uranium prospects that were covered in a low-level magnetic/radiometric aerial survey in November 2006. The survey results confirmed the existence of uranium targets along structural zones, with associated magnetic anomalies. These targets will be

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
tested by geochemical surveys and drilling during 2007. Several uranium targets previously drill tested by other companies, including Robert Heg, Elizabeth Anne, Dairy Bore and the Old Fence, are being prepared for a drilling program in the second quarter of 2007.
Ivanhoe Mines’ increased exploration efforts at Cloncurry in 2007 also will include detailed gravity surveys, closely-spaced diamond drilling to define a copper-gold resource at Swan, and an aggressive reconnaissance drilling program to delineate additional mineralization at the highly prospective Amethyst Castle and Metal Ridge targets. Two rigs that have been drilling since January 2007 will be joined by three additional rigs in the second quarter of 2007. A total of 10 new holes had been completed at the Swan, Amethyst Castle and Metal Ridge targets before the end of March 2007.
KAZAKHSTAN
Bakyrchik Gold Project
The mine facilities remained on care-and-maintenance status during 2006. During the year, Ivanhoe Mines reached an agreement with the Kazakhstan Government to extend the project’s exploration licences for five years, until 2010. The Company also received a similar five-year extension for its investment commitment for the project.
On November 24, 2006, the Kazakhstan Government’s 30% participatory interest was privatized via tender. JSC Altynalmas, of Almaty, Kazakhstan, was the successful bidder.
A work program is being developed, including construction of a test rotary kiln, delineation drilling to define the potential of an open-pit mine and the continuation of care-and-maintenance requirements.
The Company is continuing to assess financing alternatives.
CHINA
Jinshan Gold Mines planning to start production in 2007
In September 2006, the Ministry of Land and Resources in Beijing, China, granted Jinshan Gold Mines Inc. (Jinshan) (46% owned) the mining permit to commence commercial mining activities at the CSH (217) Gold project in China’s Inner Mongolia Autonomous Region. Jinshan’s application for project registration was approved by the provincial government of the Inner Mongolia Autonomous Region in July 2006.
In October 2006, Jinshan signed a 10-year mining contract with China National Railway Corporation, a major Chinese mining contractor. The contractor commenced haul-road construction and open pit preparation in January 2007, and began placing ore on the heap-leach pad in March. A 500-person camp is housing contract miners and most of Jinshan’s start-up work force. The process plant is expected to begin operations in the second quarter and Jinshan expects to be capable of commencing commercial gold production in June or July of 2007.
Ivanhoe Mines’ equity accounts for its investment in Jinshan.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
MYANMAR
Monywa Copper Project Joint Venture
Copper cathode production for the S&K Mine at the Monywa Copper Project in 2006 totalled 19,544 tonnes, representing a decrease of 43% over 2005. The copper price on the London Metal Exchange averaged $3.05 a pound in 2006, compared to $1.67 a pound in 2005, representing an increase of 83%. Subsequent to year end, Ivanhoe Mines received $15 million in dividend payments from the joint venture.
During 2005 and 2006, Ivanhoe Mines engaged in discussions with interested parties, including a South Korea-based corporation, about the potential sale of a significant portion of Ivanhoe Mines’ 50% interest in the S&K Mine. The discussions were initiated as part of Ivanhoe Mines’ stated priorities of enhancing asset value for shareholders and generating capital for the development of the Oyu Tolgoi project in Mongolia.
Separately, as part of the subsequent negotiation of the Rio Tinto strategic partnership that was announced in October 2006, Ivanhoe Mines agreed to divest all of its business interests and assets in Myanmar, including its indirect interest in the Monywa Copper Project. The Myanmar assets have been transferred to an independent third-party trust (the Trust), pending their sale. The sole purpose of the Trust is to sell the assets to one or more arm’s-length third parties. Ivanhoe Mines’ only interest in the Trust is as an unsecured creditor under a promissory note — issued by the Trust on the transfer of the Myanmar assets — that is to be repaid once the assets are sold.
For financial statement purposes, the Monywa Copper Project will be classified as “investment held for sale” and will continue to be accounted for as such until the Monywa Copper Project is sold by the Trust.
EXECUTIVE CHANGES
•	During the third quarter of 2006, David Woodall was appointed President of the Ivanhoe Mines gold division. His responsibilities include overseeing the advancement of the Company’s gold exploration and mine development projects, which include the Bakyrchik gold mine development project in Kazakhstan.

Mr. Woodall has more than 21 years of professional experience in mining operations. Prior to joining Ivanhoe Mines, he acquired extensive mine management experience at underground and open-pit mines in Canada, Australia, Fiji and China. Among numerous mine operation assignments, he worked as Mine General Manager for Placer Dome at the Musselwhite gold mine in Ontario, Canada, the Kanowna Belle gold mine in Western Australia and the Osborne copper and gold mine in Australia. He also worked in senior mine management positions with Robe River, Sino Gold and WMC Resources.

•	In the first quarter of 2007, Peter Reeve was appointed Chief Executive Officer of Ivanhoe Australia Pty. Limited, a wholly-owned subsidiary company. The appointment is a significant step in the development of Ivanhoe Mines’ Australian mineral exploration and development projects, particularly the discoveries of iron oxide copper gold, with associated uranium, at the Cloncurry project in the Mount Isa District of northwestern Queensland.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
Mr. Reeve has been involved in the Australian resources industry for approximately 25 years after qualifying as a metallurgist in the early 1980s. His industry experience included positions with Rio Tinto, Shell-Billiton and metallurgical consultant Normet Consulting before he joined Goldman Sachs JBWere in investment management and corporate finance roles in the Australian resource industry. Between 2001 and 2006, Mr. Reeve was a member of the Executive Committee of Newcrest Mining, Australia’s largest gold producer, with responsibility for corporate development and market-related duties for the group.
•	Also in the first quarter of 2007, Edward Flood stepped down as Deputy Chairman of Ivanhoe Mines to pursue personal interests. Mr. Flood will continue to serve as a member of the Board of Directors.
FINANCIAL RESULTS
In 2006, Ivanhoe Mines recorded a net loss of $198.7 million (or $0.59 per share), compared to a net loss of $89.8 million (or $0.29 per share) in 2005. The $108.9 million increase in the loss from 2005 to 2006 was primarily due to a $79.7 million increase in exploration expenses. Included in exploration expenses are shaft sinking and engineering and development costs for the Oyu Tolgoi Project that have been expensed and not capitalized. Exploration costs are charged to operations in the period incurred and often constitute the bulk of the Company’s operations loss for that period. It is expected that the Company will commence capitalizing costs of this nature once an Investment Agreement is finalized. Results for the year also were affected by a $10.5 million increase in general and administrative costs, a $4.8 million increase in interest income, less a $7.4 million decrease in foreign exchange gains and a $16.3 million decrease in income from discontinued operations.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
INDEX
The MD&A is comprised of the following sections:
1.	Selected Annual Financial Information

2.	Review of Operations
A.	Exploration Activities

B.	Myanmar Assets Held for Sale

C.	Discontinued Operations

D.	Administrative and Other Expenses
3.	Selected Quarterly Data

4.	Fourth Quarter

5.	Liquidity and Capital Resources

6.	Share Capital

7.	Outlook

8.	Off-Balance-Sheet Arrangements

9.	Contractual Obligations

10.	Changes in Accounting Policies

11.	Critical Accounting Estimates

12.	Recent Accounting Pronouncements

13.	Risks and Uncertainties

14.	Related-Party Transactions

15.	Disclosure Controls and Procedures

16.	Management’s Report on Internal Control over Financial Reporting

17.	Qualified Persons

18.	Oversight Role of the Audit Committee

19.	Cautionary Statements

20.	Forward-Looking Statements

21.	Management’s Report to Shareholders

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
SELECTED ANNUAL FINANCIAL INFORMATION
This selected financial information is in accordance with U.S. GAAP. Please see Note 22 of the annual consolidated financial statements for the reconciliation to Canadian GAAP.
($ in millions of U.S. dollars, except per share information)

	Years ended December 31,
	2006	2005	2004

Exploration expenses	$(213.0)	$(133.3)	$(98.2)
General and administrative	(28.2)	(17.7)	(22.2)
Share of income from investment held for sale	18.5	23.0	21.4
Foreign exchange gains	0.4	7.8	4.6

Net (loss) from continuing operations	$(218.3)	$(125.7)	$(99.0)
Net income from discontinued operations	19.6	35.9	4.5

Net loss	$(198.7)	$(89.8)	$(94.5)

Net (loss) per share from continuing operations	$(0.65)	$(0.41)	$(0.35)
Net income per share from discontinued operations	$0.06	$0.12	$0.01

Net loss per share	$(0.59)	$(0.29)	$(0.34)

Total assets	$703.2	$396.8	$376.3

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
REVIEW OF OPERATIONS
In 2006, Ivanhoe Mines recorded a net loss of $198.7 million (or $0.59 per share), compared to a net loss of $89.8 million (or $0.29 per share) in 2005. The $108.9 million increase in the loss from 2005 to 2006 was primarily due to a $79.7 million increase in exploration expenses. Included in exploration expenses are shaft sinking and engineering and development costs for the Oyu Tolgoi Project that have been expensed and not capitalized. Exploration costs are charged to operations in the period incurred and often constitute the bulk of the Company’s operations loss for that period. It is expected that the Company will commence capitalizing costs of this nature once an Investment Agreement is finalized. Results for the year also were affected by a $10.5 million increase in general and administrative costs, a $4.8 million increase in interest income, less a $7.4 million decrease in foreign exchange gains and a $16.3 million decrease in income from discontinued operations.
A. EXPLORATION ACTIVITIES
Summary of exploration expenditures by location:

	Years ended December 31,
	2006	2005	2004

Exploration expense ($ in millions)	$213.0	$133.3	$98.2

Percentage allocation
Mongolia	93.1%	92.0%	86.9%
China	4.3%	3.3%	4.1%
Australia	1.0%	1.1%	4.9%
Bulgaria	0.6%	1.8%	1.0%
Myanmar	0.5%	1.0%	2.3%
Other	0.5%	0.8%	0.8%

	100.0%	100.0%	100.0%

Ivanhoe Mines is engaged primarily in exploration activities, although a significant portion of its expenditures in Mongolia relate directly to development activities at its Oyu Tolgoi Project.
In 2006, Ivanhoe Mines expensed $213.0 million in exploration and development activities, compared to $133.3 million in 2005. Included in exploration costs are engineering and development costs for the Oyu Tolgoi Project. It is expected that the Company will commence capitalizing costs of this nature once an Investment Agreement is finalized.
The majority of the $213.0 million was spent on Ivanhoe Mines’ Mongolian properties ($198.2 million in 2006, compared to $122.6 million in 2005), which consisted of the following exploration and development costs:

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
MONGOLIA EXPLORATION EXPENSES

	2006	% of Total
($ in million’s)
Oyu Tolgoi
Concentrator and Infrastructure Engineering	$28.9	15%
Site Construction	53.2	27%
Shaft No. 1 Sinking	35.5	18%
Exploration	14.2	7%
Owner’s Costs (includes non-cash stock-based compensation)	29.4	15%

	161.2
Coal Division	10.1	5%
Other Mongolia Exploration (including Asia Gold)	12.3	6%
UB Office	14.6	7%

	$198.2	100%

Exploration and development expenditures capitalized in 2006 totalled $34.3 million, compared to $32.2 million in 2005. During 2005, the $32.2 million capitalized mostly comprised the Oyu Tolgoi Project’s surface and collar infrastructure for Shaft No. 1. Expenditures related to the deepening of Shaft No. 1 and related underground workings have been expensed. During 2006, the $34.3 million capitalized related mainly to $16.8 million capitalized at Oyu Tolgoi for plant and equipment, camp and office buildings and some remaining Shaft No. 1 surface costs. Also included in 2006 capital expenditures was $12.8 million capitalized by Jinshan during January to August 2006, when it was a subsidiary, representing construction costs for its CSH (217) gold mine.
MONGOLIA
OYU TOLGOI
The Oyu Tolgoi Project consists of two deposit groups — the Southern Oyu Deposits and the Hugo Dummett Deposits — that are contained within an aggregate area of approximately 6.3 kilometres north-south by 3 kilometres east-west.
Ivanhoe Mines forms a strategic partnership with Rio Tinto
The principal event for Ivanhoe Mines in 2006 was the announcement on October 18, 2006, that Rio Tinto plc (Rio Tinto) and the Company had reached an agreement (the Rio Tinto Agreement) to form a strategic partnership involving an equity investment in the Company by Rio Tinto and, through a joint Technical Committee, to oversee the engineering, construction and operation of Ivanhoe Mines’ Oyu Tolgoi copper-gold mining complex in Mongolia’s South Gobi region. The Rio Tinto Agreement creates a defined path for Rio Tinto to become the largest shareholder in the Company.
Under the terms of the agreement, Rio Tinto purchased approximately 37.1 million common shares at a price of US$8.18, representing a 25% premium to the closing price on October 17, 2006, and a premium of 30% to the 20-day moving-average share price prior to October 17. Rio Tinto now owns approximately 9.92% of the Company’s issued share capital.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
The Rio Tinto Agreement provides for Rio Tinto to make investments in the equity of the Company, under defined conditions, of up to approximately US$1.5 billion, inclusive of the first tranche of financing. The Company has agreed to use at least 90% of the proceeds received from Rio Tinto to finance the development of Oyu Tolgoi.
The next major milestone in the overall development of Oyu Tolgoi will be the receipt of all remaining governmental approvals. Senior representatives of Ivanhoe Mines and Rio Tinto began detailed discussions in January 2007 with a nine-member working group of Mongolian Government officials. The discussions, which remain ongoing, are intended to produce a draft Investment Agreement for Oyu Tolgoi that will be submitted for approvals by the Cabinet of the Mongolian Government and the national Parliament.
Oyu Tolgoi development engineering advanced to 30% completion during 2006
The development profile of the Oyu Tolgoi Project envisioned in the 2005 IDP has improved with the introduction of Rio Tinto as Ivanhoe Mines’ strategic partner. Although the Ivanhoe Mines-Rio Tinto partnership still is in its early stages, Rio Tinto’s resources and expertise are expected to significantly benefit the project. The most tangible benefit to date has been the involvement of Rio Tinto’s mine planning group, which has some of the most extensive block-caving expertise in the international mining industry.
Fluor Corporation (Fluor), one of the world’s largest engineering and design companies, was appointed as the engineering, procurement and construction manager for Oyu Tolgoi in 2005. Fluor, supported by the Ivanhoe Mines project team and anticipating that the decision to proceed with mine construction will be made during 2007, has made it a priority to ensure that Ivanhoe Mines is positioned to meet the earliest possible start of production.
Engineering was advanced to 30% completion during 2006, key procurement activities were begun and development of construction facilities progressed at the Oyu Tolgoi site.
During 2006, the project team, in a further step to mitigate project risk, made important changes to the design of the concentrator plant. A principal change was the replacement of the original large, single-SAG-and-dual-ball-mill configuration with a circuit comprised of two smaller SAG mills, each coupled with two ball mills. The electric motors on the smaller SAG mills have a proven operational record and will significantly reduce the perceived technical risk associated with the single larger unit. The Company also expects that the dual-circuit configuration will allow Oyu Tolgoi to continue production at reduced rates in the event of mill outages and that larger throughput tonnages ultimately can be achieved with a dual-circuit operation.
With engineering and procurement activities well advanced, activities on site slowed during the 2006-2007 winter period, resulting in a reduced workforce. Site preparation to allow full construction to commence on July 1, 2007, is scheduled to be complete in late May. Activities on site are continuing to focus on the sinking of Shaft No. 1, excavation for the concentrator building and development of the water-supply bore field.
Shaft No. 1, the first deep underground development project of its type in Mongolia, passed the 900-metre mark in late March 2007. Shaft No. 1 will allow for additional exploration of the Oyu Tolgoi underground mine and also will provide limited initial production, and ultimately ventilation, to the

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underground mine. The completion of Shaft No. 1 will provide the key geotechnical information required to advance the underground deposit to a feasibility level, a milestone currently expected to be reached in 2008.
Shaft No. 2 is expected to be the initial primary underground production and service shaft. Work completed in 2006 involved shaft engineering and surface infrastructure. Additional technical evaluation on the shaft location is nearing completion and a decision to commence the pre-sink and collar construction is expected in April 2007.
Shaft No. 2 is critical for underground production and it is one of the key elements on which Rio Tinto’s input was sought before major decisions concerning its construction were made. In January 2007, Ivanhoe Mines ordered the auxiliary hoist for Shaft No. 2 and began seeking bids for the main friction hoists to allow for the expected start of full construction in July 2007.
Economics of high-grade starter mine at Hugo North under study
During 2006, Ivanhoe Mines continued construction, engineering and planning for the development of the Oyu Tolgoi copper-gold project. The activity positioned Oyu Tolgoi to achieve first production as early as possible following the start of full-scale construction. Ivanhoe Mines expects that the first production from Oyu Tolgoi could begin within 30 months of the receipt of the necessary government approvals, contingent upon timely delivery of key long-lead-time equipment.
Planning and development activities throughout 2006 were focused on the underground, high-grade Hugo North Deposit – although it is expected that the initial production at Oyu Tolgoi will consist mainly of ore mined from the open pit on the Southern Oyu Deposits.
Work underway on a new Integrated Development Plan (2007 IDP) suggests that an underground “starter mine” at the Hugo North Deposit would enhance the project’s initial development. This scenario is one of the leading cases being evaluated by the Ivanhoe Mines-Rio Tinto joint development team.
Conceptually, a starter mine would target a high-grade portion of Hugo North that is accessible from the Shaft No. 1 infrastructure already being developed for the larger block-cave mine. Beginning in mid-2010, the ore from this area likely would supply the concentrator with a mill feed of approximately seven million tonnes per annum at a copper grade of between 2.0% and 2.5% — in addition to ore being supplied from the Southern Oyu open pit.
Projected benefits of developing an underground starter mine could include:
▪	a reduction in the initial capital costs and technical risks associated with a large, underground block-cave mining operation;

▪	enhanced overall value of the Oyu Tolgoi Project value by enabling mining of high-grade copper and gold mineralization earlier than previously estimated;

▪	generation of a significant source of near-term cash-flow that could be used to fund development of the larger Hugo North block-cave mining operation; and,

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▪	an expected reduction of up to one year in the time required to complete the underground exploration and development program for the starter mine as a result of expected shorter and shallower underground drifting distances than previously projected by the 2005 IDP.
The Company is continuing to assess whether an underground starter mine would provide a significant and realistic benefit to the project’s economics and risk profile. Adoption of the starter-mine concept could, among other things, positively affect the timing of the upgrading of underground resources to reserve status.
Oyu Tolgoi updated Integrated Development Plan to be released in 2007
In 2006, Ivanhoe Mines engaged GRD Minproc Limited (GRD Minproc), of Perth, Australia, to consolidate the work of other outside consultants and, with input from Rio Tinto, prepare the 2007 Integrated Development Plan for Oyu Tolgoi. The 2007 IDP, expected to be completed in the second half of 2007, will update the work done for the 2005 IDP and build on GRD Minproc’s previous reserve estimation work.
Ivanhoe Mines has instructed GRD Minproc to integrate into its current work revisions that have been made to the planned production process during the past 18 months and to present detailed assessments of two mining scenarios:
•	The first scenario combines the open-pit reserves, as previously determined, with high-grade, sub-level-caved material at a pre-feasibility level from the Hugo North Deposit.

•	The second scenario, a sensitivity analysis of the first scenario, envisages a high-grade “starter” block cave instead of the sub-level cave as the initial underground development, to be followed by the larger block caves at the Hugo North Deposit and also at the Hugo South Deposit, as outlined in the 2005 IDP.
The engineers also have been asked to assess the impact of a change in the concentrator design, and confirm early indications in the development of both scenarios that the concentrator’s throughput likely will be significantly higher than the original 70,000 tonnes per day projected in the 2005 IDP and that the initial throughput approaching 100,000 tonnes per day is likely to increase further as softer ore from the underground is brought into production.
The 2007 IDP is also expected to address the ultimate throughput at the Oyu Tolgoi mining complex, which Ivanhoe Mines believes — based on production from the open pit, having an estimated 29-year mine life, being combined with production from block-caving at the Hugo North and Hugo South deposits — eventually could increase to a level of between 200,000 and 250,000 tonnes of ore per day.
Oyu Tolgoi resources expanded with ongoing drilling program
Ivanhoe Mines completed approximately 77,000 metres of drilling on the Oyu Tolgoi Project during 2006, including exploration on the adjoining Entrée Gold-Ivanhoe Mines earn-in joint venture property, Shivee Tolgoi. Significant geotechnical drilling also was undertaken to locate the shaft farm, specifically Shaft No. 2, and evaluate the access route from the shaft farm into the Hugo North block- cave production level. Sterilization drilling was done under the new concentrator site selected by Fluor, the construction camp location and the primary crusher site.

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The results of this drilling are included in the new Oyu Tolgoi Technical Report, published below, and include indicated resources on the 650-metre-long extension of Hugo North.
Exploration and sterilization drilling two kilometres east of a proposed airport site, which is approximately six kilometres north of the northern end of the Hugo North extension, has resulted in the discovery of low-grade copper-gold mineralization hosted in basaltic volcanic and quartz monzodiorite intrusive rocks of similar age and composition to the Oyu Tolgoi deposits. Approximately 12,400 metres of the drilling completed during the year were conducted in this area. Drilling has been suspended on this target pending a review of the results and additional surface geophysical work.
Geotechnical drilling intended to further define the geotechnical characteristics of the Hugo North Deposit continued through Q4’06 and into Q1’07. A total of four holes have been collared immediately north of the Entrée JV property line and completed and two additional holes are in progress. Drilling south into the axis of Ivanhoe Mines’ 100%-owned Hugo North Deposit is designed to provide pre-feasibility-level information on the caving characteristics of the deposit and geotechnical characteristics of the North West Boundary Fault, which will influence future development decisions on the Hugo North Extension Deposit.
In March 2007, an updated Oyu Tolgoi Technical Report prepared by GRD Minproc was released. It contained a revised estimate of the Project’s mineral resources at the Hugo North Deposit that had been independently estimated by AMEC Americas Ltd. (AMEC).
Total Oyu Tolgoi Project Resources (1)(2)
(based on a 0.60% copper equivalent cut-off ) (3)

					Contained Metal(5)
Resource		Cu	Au	CuEq(4)	Cu		CuEq(4)
Category	Tonnes	(%)	(g/t)	(%)	(‘000 lbs)	Au (ounces)	(‘000 lbs)
Measured	101,590,000	0.64	1.10	1.34	1,430,000	3,590,000	3,000,000
Indicated	1,285,840,000	1.38	0.42	1.65	39,120,000	17,360,000	46,770,000
Measured + Indicated	1,387,430,000	1.33	0.47	1.63	40,680,000	20,970,000	49,860,000
Inferred	1,397,130,000	0.98	0.24	1.13	30,190,000	10,780,000	34,810,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study. Mineral resources are reported inclusive of mineral reserves.

(2)	This chart includes estimated resources on the Hugo North Extension Deposits located on the Shivee Tolgoi Property, which is owned by Entrée but subject to earn-in rights by Ivanhoe Mines. The estimate includes indicated resources of 117,000,000 tonnes grading 1.8% copper and 0.61 g/t gold and inferred resources of 95,500,000 tonnes grading 1.15% copper and 0.31 g/t gold at a 0.6% cut-off grade on the Hugo North Extension.

(3)	The 0.6% CuEq cut-off has been used to enable comparison with previous disclosures.

(4)	CuEq has been calculated using assumed metal prices ($0.80/lb. for copper and $350/oz for gold); %CuEq. = % Cu + Au (g/t) x (11.25/17.64).

(5)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.

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Resources for Oyu Tolgoi can be further split into the Southern Oyu open-pit resources, tabulated at a 0.3% copper equivalent cut-off, and the Hugo Dummett underground resources, tabulated at a 0.6% copper equivalent cut-off. The base case CuEq cut-off grade assumptions for each deposit were determined using cut-off grades applicable to mining operations exploiting similar deposits. The updated resource tables are shown below:
Southern Oyu Deposits(1)(2)

					Contained Metals(4)
Resource	Tonnage	Cu	Au	CuEq	Cu	Au	CuEq (3)
Category	(t)	(%)	(g/t)	(%) (3)	(‘000 lb)	(oz)	(‘000 lb)
Measured	126,690,000	0.58	0.93	1.17	1,620,000	3,790,000	3,268,000
Indicated	992,400,000	0.47	0.27	0.64	10,283,000	8,610,000	14,002,000
Measured + Indicated	1,119,100,000	0.48	0.35	0.70	11,843,000	12,590,000	17,270,000
Inferred	266,820,000	0.34	0.23	0.48	2,000,000	1,970,000	2,824,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study. Mineral resources are reported inclusive of mineral reserves.

(2)	The resources shown above at a 0.3% CuEq cut-off are inclusive of the resources tabulated at the 0.6 CuEq cut-off in the consolidated resource statement.

(3)	CuEq has been calculated using assumed metal prices ($0.80/lb. for copper and $350/oz for gold); %CuEq. = % Cu + Au (g/t) x (11.25/17.64).

(4)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.
Hugo Dummett Deposit — Mineral Resources at 0.6% copper equivalent cut-off(1)

					Contained Metal(3)
	Tonnage	Cu	Au	CuEq(2)	Cu	Au	CuEq(2)
Deposit	(t)	(%)	(g/t)	(%)	(‘000 lb)	(oz)	(‘000 lb)
Indicated (Hugo North)	703,200,000	1.82	0.39	2.07	28,215,000	8,820,000	32,091,000
Indicated (Hugo North Extension)(4)	117,000,000	1.80	0.61	2.19	4,643,000	2,290,000	5,649,000
Inferred (Hugo North)	722,800,000	0.97	0.30	1.17	15,457,000	6,970,000	18,644,000
Inferred (Hugo North Extension )(4)	95,500,000	1.15	0.31	1.35	2,421,000	950,000	2,842,000
Inferred (Hugo South)	490,330,000	1.05	0.09	1.11	11,350,000	1,420,000	12,000,000

Total

Indicated (Hugo North and Hugo North Extension (4))	820,200,000	1.82	0.42	2.08	32,910,000	11,080,000	37,611,000
Inferred (Hugo North, Hugo South and Hugo North Extension (4))	1,308,630,000	1.02	0.22	1.16	29,430,000	9,260,000	33,470,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study. Mineral resources are reported inclusive of mineral reserves.

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(2)	CuEq has been calculated using assumed metal prices ($0.80/lb. for copper and $350/oz for gold); %CuEq.= % Cu + Au (g/t) x (11.25/17.64).

(3)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.

(4)	The Hugo North Extension is located on the Shivee Tolgoi Property, which property is owned by Entrée but subject to earn-in rights in favour of Ivanhoe Mines.
The new GRD Minproc report also restated the previously published Open Pit Reserves for the Southern Oyu Deposits. The reserve tabulation as of March 2007 is shown below:
Southern Oyu Mineral Reserves – March 2007

					CuEq	Recovered	Recovered
		NSR	Copper	Gold	Grade	Copper	Gold
Class	Ore (tonnes)	$/t	(%)	(g/t )	(%)	(‘000 lbs)	(ounces)
Proven	127,000,000	15.91	0.58	0.93	1.18	1,451,000	2,833,000
Probable	803,000,000	7.96	0.48	0.27	0.66	7,431,000	4,768,000
Total	930,000,000	9.05	0.50	0.36	0.73	8,882,000	7,601,000
The key parameters in determining the Mineral Reserves are (i) assumed metal prices of $400/oz gold and $1.00/lb copper; and (ii) block value Net Smelter Return (NSR) cut-off grades of $3.54 per tonne for Southwest Oyu and $3.39 per tonne for Central Oyu. There were no changes in the mineral reserves compared to the previously stated mineral reserves.
Further details are available in the 2006 Annual Information Form on www.sedar.com.
MONGOLIA
Other copper-gold exploration projects
Ivanhoe Mines’ exploration activities during 2006 focused on the Baruun Tal and Undur Naran porphyry targets in the East Gobi region, north of Oyu Tolgoi. Trenching, soil geochemistry and ground magnetic surveys were carried out at both projects. Fieldwork at remote sites ceased in October due to the onset of winter. Work in late 2006 mainly involved analysis of results and preparation of an annual exploration report for each licence to be submitted to the Mongolian Government’s Cadastral Office.
The Undur Naran project is 20 kilometres northeast of the Oyut Ulaan Project. Trenching totalled 3,768 metres (13 trenches) and targeted two areas (the North and the Central zones) of subcropping stockworked syenites that returned anomalous gold and copper rock-chip assays. The most significant intercepts are associated with stockwork quartz-sulphide veins. Further mapping and rock-chip sampling is planned at the Undur Naran project.
The Baruun Tal project is 50 kilometres west of Ivanhoe Mines’ Kharmagtai Project. The numerous prospects at the Baruun Tal project, including the BTT and BTU prospects, are located in an area 12 kilometres by 5 kilometres, much of it under cover. Preliminary trenching totalled 7,625 metres over 32 trenches and was mostly in the areas under cover along strike from anomalous rock-chip samples. Porphyry, epithermal and mesothermal vein targets are defined. At the BTU prospect, an area 20 metres by 100 metres, of sheeted to stockwork quartz-hematite-malachite-chalcopyrite veins hosted in silica-sericite-albite altered monzodiorite, returned 10 metres at 2.4 ppm gold and 0.36% Cu (including 2 metres at 10.60 ppm gold). A trench on the tourmaline breccias at BTT intercepted 22 metres at 0.81% Cu, including narrow gold intercepts. Trench intercepts at BTU included 18 metres at

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0.51% Cu from granodiorites with hematite-malachite fracture fill. Further reconnaissance is required over this large prospect.
Work at other advanced prospects included the definition of drill sites, based on previous data and infill work, at the Chandman Uul and Southeast prospects (the latter at the Oyut Ulaan prospect). Soil geochemistry surveys were carried out at the Bronze Fox prospect, as well as at the gold-anomalous Target 6429 immediately north of the Tsagaan Suvarga deposit. Stream sediment sampling defined anomalies west of Tsagaan Suvarga and in The Gap area, (the zone between the Bronze Fox and Oyut Ulaan trends, where there are few known mineral occurrences). These stream-sediment anomalies will be followed up in 2007.
New medium-priority targets include Baga Haich, near Tsagaan Tolgoi, where granite-hosted quartz-chalcopyrite veins outcrop over an area of 560 metres by 360 metres. Eleven of the 67 samples assayed 0.24% to 1.78% copper, while 18 returned 104 to 6340 ppm molybdenum.
The Falcon airborne gravity survey was completed in April 2006 by BHP Billiton Exploration (BHPB). After BHPB and Ivanhoe Mines geologists reviewed the data, BHPB carried out gradient-array IP and Vector IP over the numerous targets defined by the survey. First-pass IP targets were followed up with dipole-dipole surveys. Drilling of BHPB’s higher priority targets began in November 2006 at the Ulaan Khud prospect, immediately north of Oyu Tolgoi. Results at this prospect were not significant. BHPB’s dipole-dipole surveys and drilling will continue in 2007. BHPB had spent approximately $6 million by the end of 2006.
The tenement relinquishment program, based on further sterilization reconnaissance, continued throughout 2006. Approximately 2.1 million hectares of the approximately 8.8 million hectares held at the beginning of 2006 were relinquished and an additional 3.7 million hectares are scheduled to be relinquished in 2007.
MONGOLIA
COAL PROJECTS
Ivanhoe Mines’ Coal Division being merged with Asia Gold
In the second quarter of 2006, Ivanhoe Mines announced a plan to transfer the Company’s Mongolian Coal Division to Asia Gold in exchange for approximately 82.6 million shares of Asia Gold. This transaction was approved by the minority shareholders of Asia Gold on August 8, 2006. Closing of the transaction is subject to the fulfillment of certain conditions precedent, including completion of the transfer of certain mineral exploration licences in Mongolia.
Ivanhoe Mines’ Coal Division holds 35 coal exploration licences that cover 1.68 million hectares of land in the South Gobi area of Mongolia. In March 2007, Ivanhoe Mines was notified that 25 of these licences, including two key licences at Nariin Sukhait — which include all the main coal resources — had been transferred by the Mongolian Government’s Cadastral Office. Ivanhoe Mines and Asia Gold expect to close the transaction once the remainder of the coal exploration licences have been approved for transfer — which is expected to occur shortly.

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Mine planning underway at Nariin Sukhait coal deposit
The Nariin Sukhait property is in the southwest corner of the Omnogovi Aimag (province) in southern Mongolia. The deposit is within the Gurvantes Soum (township), 320 kilometres southwest of the provincial capital of Dalanzadgad and 950 kilometres south of the national capital, Ulaanbaatar. Nariin Sukhait is 45 kilometres north of the Mongolia-China border. At present, one north-south, 450-kilometre-long rail line has been built in China up to the China-Mongolia border at Ceke. A second east-west railway line to Ceke has been started and completion is estimated to be in late 2007.
Total coal resources are contained in two separate fields, the South-East Field and the West Field. An updated resource report was prepared in March 2007 by Norwest Corporation (Norwest); the details are summarized as follows:
CLASSIFICATION OF RESOURCES GEOLOGY TYPE: COMPLEX (1)

		Resources at Nariin Sukhait
	ASTM	Measured	Indicated	Inferred
Resource Area	Coal Rank	(million tonnes)	(million tonnes)	(million tonnes)
South-East Field	hvB to hvA	49,752,000	15,987,000	6,502,000
West Field	hvB to hvA	55,144,000	28,698,000	22,601,000
Total		149,580,000		29,103,000

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study.
Criteria Used To Define Assurance of Existence For Coals In Complex Geology Type

	Assurance of Existence Category
Criteria	Measured	Indicated	Inferred
Cross-section spacing (metres)	150	300	600
Minimum number of data points per section	3	3	3
Mean data point spacing (metres)	100	200	400
Maximum data point spacing (metres)	200	400	800
Norwest commenced mine planning in 2006, with an internally prepared preliminary mine plan completed in August 2006. Norwest recommends that a pre-feasibility study be undertaken in order to define the coal reserve and economic viability of the Nariin Sukhait project. An updated mining study and estimate of coal reserves, based in part in the updated resources reported in the Norwest Report will be forthcoming upon completion of that study.
A secondary exploration focus in 2006 was deeper drilling on the Nariin Sukhait deposit. In December 2006, Ivanhoe Mines commissioned Norwest to undertake a study to examine underground mining potential at Nariin Sukhait. The main focus was on 5 Seam which had very thick intersections and exhibited promising coking characteristics at depth. The study focused on identifying potential underground mining methods and their applicability to 5 Seam. Additional drilling and engineering studies will be required to delineate resources that may be amenable to extraction by underground methods.

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Recent other coal exploration in the South Gobi
Recent exploration has been dedicated to a prospect identified approximately 16 kilometres east–southeast of the South–East field of Nariin Sukhait. This coal occurrence initially was called N Field. An additional coal occurrence located approximately 8 kilometres east of N Field has been identified as O Field.
The Coal Division has focused its exploration on the Upper Permian strata exposed in the Nariin Sukhait trend. Extensive trenching has been carried out on both coal occurrences and has been followed up by drilling in 2005 and 2006. Five individual seams have been identified in the N Field and two in the O Field. Coal thicknesses of over 60 metres have been logged in the 2006 program. This project will be included in the 2007 exploration program.
Exploration continuing at Tsagaan Tolgoi coal deposit
The Tsagaan Tolgoi coal project is approximately 105 kilometres west of Oyu Tolgoi. Initial exploration in 2004, including deep-trenching and 46 drill holes, encountered significant coal thicknesses along a strike length of six kilometres. During the fourth quarter of 2006, a 73-hole drilling program was completed at Tsagaan Tolgoi. The geological model will be updated in 2007.
The objective of the drilling program is to delineate sufficient thermal coal resources to support the preparation of a formal study on the development of a long-life, coal-fired power plant. This plant is projected to have the capacity to supply electricity to the Oyu Tolgoi Project and the residents of the sparsely populated southern part of Mongolia. Norwest developed a preliminary mine design and mine plans in 2006. Preliminary engineering was conducted on various power plant options that would use Tsagaan Tolgoi coal.
2007 exploration program to target new coal licences near Tavan Tolgoi coal deposit
In 2006, Ivanhoe Mines indirectly obtained seven coal exploration licences that closely surround the Tavan Tolgoi coal project to the north, east and south. The land area covers over 665,000 hectares and has never been properly explored for coal. A field reconnaissance program on the licences was carried out indirectly by Ivanhoe Mines in 2006. The exploration area has been flown for copper-gold exploration using BHPB Falcon geophysics. Ivanhoe Mines has obtained the aeromagnetic and aerogravity survey data and will be using the results of the upcoming analysis to assist in delineating potential coal targets. A significant exploration program is being planned for this project in 2007.
Other
The remainder of the licences being held by Ivanhoe Mines Coal Division are in various stages of assessment for additional exploration or drilling to determine their viability for coal development.

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AUSTRALIA
Cloncurry IOCG Project expanding exploration
Ivanhoe Mines’ tenements are located in northwestern Queensland, Australia, centred approximately 90 kilometres south of Cloncurry and 150 kilometres southeast of Mount Isa. The tenements cover approximately 2,100 square kilometres of Exploration Permits for Minerals (13 EPMs) and 4,500 hectares of mineral leases (20 MLs). In addition, applications have been lodged with the Queensland Department of Natural Resources, Mines and Water for three new MLs totalling approximately 240 hectares and three new EPMs totalling 101 sub-blocks (320 square kilometres). Ivanhoe Mines has a 100% interest in these properties and has the exclusive right to explore for all precious and base metals within the boundaries of the tenements — with the exception of a joint venture area totalling 115 square kilometres, designated the Osborne Joint Venture, which is under option to Barrick (Osborne) Pty. Ltd. Barrick has a 50% interest in 31 sub-blocks and an 85% interest in five sub-blocks, known as the Mill Feed JV.
Ivanhoe Mines’ recent exploration at the Cloncurry project has discovered a series of related iron oxide copper gold (IOCG) systems, some of which have associated uranium.
At Amethyst Castle, the 2006 RC drilling, followed by a diamond drilling program, confirmed the presence of a large-scale breccia body hosting IOCG mineralization, with gold, copper and associated uranium. Further drilling is planned in 2007 after a gravity survey.
Six diamond holes totalling 2,200 metres were drilled into additional geophysical and geological targets. High-grade, breccia-hosted chalcocite mineralization was intersected in two of the drill holes. These intercepts are IOCG fluidized hematite matrix multi-clastic breccias, with chalcocite present in both the clasts and matrix. Chalcocite, bornite, chalcopyrite with carbonate veins and vein breccias occur in one of the drill holes, while similar assemblages also were noted with silica, albite and hematite alteration in the second drill hole.
At the Swan discovery, 12 diamond holes, totalling 6,083 metres, were drilled during 2006 and further drilling is extending mineralization 300 metres to the north. Copper and gold mineralization is associated with widespread, intense alteration with native copper, chalcocite, magnetite, pyrite and chalcopyrite veinlets. Swan is located within a large, distinctive magnetic anomaly that also underlies the former Mt. Elliot mine and Swell and northern Gossan prospects. This deep-seated feature appears to have a circular form, with a diameter of approximately one kilometre. Preliminary drilling and the widespread alteration at these targets indicate that they are all related to one large mineralized system that remains to be tested at depth. Extensive drilling is being planned to test this concept. Testing for potential oxide and primary copper-gold resources at Swan will be evaluated by pattern drilling, initially at 100-metre drill centres.
In October 2006, drilling moved onto a third prospect, Metal Ridge North, where surface copper geochemical anomalies, combined with magnetic and conductivity features, were the target for a six-hole diamond-drill program and a six-hole RC-drill program. The mineralization occurs along a northerly trend for several kilometres associated with carbonaceous shales and intense magnetite, albite, diopside alteration.

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RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
The historic Kuridala copper mining district, situated in the northern part of Ivanhoe Mines’ tenements, has numerous copper, gold and uranium prospects that were covered in a low-level magnetic/radiometric aerial survey in November 2006. The results from the survey confirmed the existence of uranium targets along structural zones, with associated magnetic anomalies. These targets will be tested by geochemical surveys and drilling during 2007. Several uranium targets previously drill-tested by other companies, including Robert Heg, Elizabeth Anne, Dairy Bore and the Old Fence, are being prepared for a drilling program in the second quarter of 2007.
Ivanhoe Mines’ increased exploration efforts at Cloncurry in 2007 also will include detailed gravity surveys, closely-spaced diamond drilling to define a copper-gold resource at Swan, and an aggressive reconnaissance drilling program to delineate additional mineralization at the highly prospective Amethyst Castle and Metal Ridge targets. Two rigs that have been drilling since January 2007 will be joined by three additional rigs in the second quarter of 2007. A total of 10 new holes had been completed at the Swan, Amethyst Castle and Metal Ridge targets before the end of March 2007.
KAZAKHSTAN
Bakyrchik Gold Project
The mine facilities remained on care–and-maintenance status during 2006. Expenditures for 2006 totalled $4.4 million compared to $3.7 million in 2005.
During the year, Ivanhoe Mines reached an agreement with the Kazakhstan Government to extend the project’s exploration licences for five years, until 2010. The Company also received a similar five-year extension for its investment commitment for the project.
On November 24, 2006, the Kazakhstan Government’s 30% participatory interest was privatized via tender. JSC Altynalmas, of Almaty, Kazakhstan, was the successful bidder.
A work program is being developed to meet the obligations of the Sale and Purchase Agreement and Subsoil Use Contract amendments. This program includes construction of a test rotary kiln, delineation drilling to define the potential open-pit mine and the continuation of the operation’s care–and-maintenance requirements.
Work was started in November 2006 on a data compilation and verification program as part of the development of an updated 3D geological model. Once complete, a program of diamond drilling and surface exploration aimed at delineating the project’s open-pit potential will be prepared and submitted for regulatory approval in Kazakhstan. Ivanhoe Mines plans to re-establish a team of Kazakh geologists at the mine site, which will be assisted by key senior geologists seconded from the exploration team at Oyu Tolgoi.
The Company is continuing to assess financing alternatives.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
ASIA GOLD (45% owned)
The status of the coal transaction between Ivanhoe Mines and Asia Gold is discussed on page 20 in the Mongolian Coal Project section of this MD&A.
Exploration results from the Khongor porphyry copper-gold project in Southern Mongolia confirm a mineralized strike length of two kilometres. About half of this strike length (Khongor North) is within the West Falcon Gobi Property, a joint venture property with BHP Billiton (BHPB). The balance is on the Tsakhir licence, referred to as Khongor South, which is optioned by Asia Gold from Solomon Resources Limited (Solomon) and Gallant Minerals Ltd (Gallant).
In August 2006, further work was completed to improve the resolution of the IP survey conducted in April 2006. The Phase 2 drilling program, which was completed in early July 2006, intersected high-grade mineralization and further mapping, sampling and ground magnetic surveys have defined four new drill targets. Two new zones of strong quartz stock work also were discovered in August 2006.
On March 6, 2007, Solomon issued a notice of termination of the Gallant-Solomon agreements. Pursuant to these agreements, Asia Gold held a 30-day option, beginning on March 6, 2007, to an assignment of the Gallant-Solomon agreements to Asia Gold. On March 12, 2007, Asia Gold signed a Memorandum of Agreement with Gallant to earn an 80% interest in the Tsakhir license.
Pursuant to an Option Agreement with BHPB dated June 30, 2005, BHPB can earn a 50% interest in the West Falcon Gobi Property by spending $3.5 million on exploration prior to December 31, 2007, and an additional 20% interest by funding a feasibility study up to a maximum value of $45 million.
BHPB conducted a Falcon airborne gravity gradiometer survey over the joint venture property in May 2006. Potential coal-bearing basins and prospective areas for porphyry copper systems were identified. Further IP surveys commenced in March 2007.
After the Falcon survey, a multi-purpose drill rig was mobilized. Drilling commenced at the end of July 2006 and was completed in October 2006. A total of 34 holes were drilled, mostly consisting of percussion with diamond tails. Coal was intersected in the southeastern part of the region. The results are being reviewed.
In Indonesia, Asia Gold signed a definitive Joint Venture Agreement and Cooperation Agreement with Harita Mineral, effective September 7, 2006. Asia Gold has earned an 85% interest in the Kaputusan prospect by spending $300,000 on exploration during the first year of the joint venture.
Camp construction, line cutting and logistical preparation have been conducted on the Kaputusan porphyry copper-gold project. A first-stage exploration program, comprising geological mapping, an IP geophysical survey and trenching, began in March 2006. Detailed geological mapping by Asia Gold has confirmed the presence of porphyry copper-gold mineralization. A follow-up trenching program consisting of 2,958 metres in 15 trenches was completed in November 2006. The trenches expanded the initial program in the North and South zones and resulted in the discovery of the new West Zone of porphyry-style copper-gold mineralization. A 3,000-metre diamond-drill program began in February 2007.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Asia Gold completed a nine-hole diamond drilling program totalling 1,441 metres on its Bulgarian joint venture earn-in properties during 2006. Under its joint venture agreement with Hereward Ventures Bulgaria AD, Asia Gold was eligible to earn up to an 80% interest in certain licences by completing two $2 million exploration programs. During September 2006, Asia Gold completed the first stage and earned a 51% participating interest in the joint venture. During February 2007, Asia Gold decided to terminate its mineral exploration activities in Bulgaria and withdrew from the joint venture effective March 2, 2007.
CHINA
Inner Mongolia exploration
Ivanhoe Mines continued exploration efforts on various prospects in Inner Mongolia during 2006.
A total of 2,995 metres of diamond drilling (22 holes) were completed and 16.9 infill line kilometres (683 soil samples) were taken from the primary Anomaly Five target area. Holes were targeted on zones with anomalous surface and soil gold-silver geochemistry and all zones were adequately tested by the completed program. Gold and gold-silver mineralized vein zones were intercepted in several holes; however, the narrow (15 centimetres to 70 centimetres), erratic nature of mineralization and lack of gold-silver grade continuity within veins and lodes has downgraded the property.
Two potential gold-silver-copper targets were identified through the reconnaissance exploration program. Follow-up exploration, consisting of detailed geological-structural mapping, systematic rock-chip sampling, trenching and ground geophysics will be completed over both prospects in early 2007, with an aim of defining drill targets for testing in the later part of 2007.
Jinshan (46% owned)
Jinshan Gold Mines Inc. (Jinshan) announced the results of its final feasibility study for the CSH (217) Gold project, in China’s Inner Mongolia Autonomous Region, in April 2006. The study increased the measured and indicated resources by approximately 700,000 ounces of gold, using a 0.5 grams per tonne (g/t) gold cut-off. The new resource estimate reported by Jinshan, based on a 0.5 g/t gold cut-off, is 42 million tonnes of measured resources and 68 million tonnes of indicated resources grading 0.85 g/t gold and 0.81 g/t gold. A copy of the 43-101F1 technical report filed by Jinshan in June 2006 is available on www.sedar.com.
In September 2006, the Ministry of Land and Resources in Beijing granted Jinshan’s mining permit to commence commercial mining activities at the CSH (217) Gold project. Jinshan’s application for project registration was approved by the provincial government of the Inner Mongolia Autonomous Region in July 2006.
In October 2006, Jinshan signed a 10-year mining contract with China National Railway Corporation, a major Chinese mining contractor. The contractor commenced haul-road construction and open pit preparations in January 2007, and in March began placing ore on the heap-leach pad. A 500-person camp is housing contract miners and most of Jinshan’s start-up work force. The process plant is expected to begin operations in the second quarter and Jinshan expects to be capable of commencing commercial gold production in June or July of 2007.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
B. MYANMAR ASSETS HELD FOR SALE
Trust Arrangements
As part of the Rio Tinto strategic partnership that was announced in October 2006, Ivanhoe Mines agreed to divest all of its business interests and assets in Myanmar, including its indirect interest in the Monywa Copper Project (Monywa). The Myanmar assets have been transferred to an independent third-party trust (the Trust), pending their sale. The sole purpose of the Trust is to sell the assets to one or more arm’s-length third parties. Ivanhoe Mines’ only interest in the Trust is as an unsecured creditor under a promissory note — issued by the Trust on the transfer of the Myanmar assets — that is to be repaid once the assets are sold.
In consideration for the Myanmar Assets, a company wholly-owned by the Trust (Trust Holdco) issued a promissory note to a subsidiary of the Company. The principal amount of the promissory note is equal to the cash proceeds to be realized upon the future sale of the Myanmar Assets, plus 50% of any cash generated by Monywa that is available for distribution to the project participants but remains undistributed at the time of any such sale, less certain contractually specified deductions, including any fees and expenses incurred in carrying out the sale. Ivanhoe Mines retains no ownership interest in the Myanmar Assets, directly or indirectly, except as a creditor of Trust Holdco pursuant to the promissory note.
Trust Holdco’s mandate is to engage one or more qualified third parties (a Sale Service Provider) that will be responsible for identifying potential third-party purchasers, soliciting expressions of interest from such potential purchasers, negotiating sale terms and facilitating the sale of the Myanmar Assets on behalf of Trust Holdco. A Sale Service Provider that successfully facilitates the sale of the Myanmar Assets to a purchaser will be entitled to a fee equal to a percentage of the proceeds realized by Trust Holdco on the sale of the Myanmar Assets.
Following the sale of the Myanmar Assets, Trust Holdco will use the proceeds to pay the Sale Service Provider’s fee and any other expenses or liabilities incurred in carrying out the sale. Trust Holdco then will use the remaining proceeds of the sale, less contractually specified deductions, to repay the promissory note held by the Company’s subsidiary. Upon having retired the promissory note, the Trust will wind up Trust Holdco and distribute the remaining assets of the Trust, which are expected to consist solely of cash, to the designated beneficiaries of the Trust, whereupon the Trust will terminate.
Monywa has been classified as “investment held for sale” for financial statement purposes and will continue to be accounted for as such until Monywa is sold by the trustee.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Monywa Copper Project 2006 Operating Results

		Years ended December 31,
		Total Operation			Company’s 50% Net Share
				% Increase			% Increase
		2006	2005	(Decrease)	2006	2005	(Decrease)

Total tonnes moved (1)	Tonnes (000’s)	14,050	13,527	4%
Tonnes of ore to heap	Tonnes (000’s)	7,704	9,544	-19%
Ore grade	CuCN%	0.36%	0.49%	-27%
Strip ratio	Waste/Ore	1.25	0.45	178%
Cathode production	Tonnes	19,544	34,478	-43%	9,772	17,239	-43%
Tonnes sold	Tonnes	19,202	34,969	-45%	9,601	17,485	-45%
Average sales price received	US$/pound				$3.29	$1.83	80%
Sales	US$(000)				$58,731	$54,584	8%
Cost of operations	US$(000)				$15,927	$17,768	-10%
Operating profit	US$(000)				$37,278	$30,186	23%
Unit cost of operations	US$/pound				$0.75	$0.46	63%

(1)	Includes ore and waste material
Copper prices on the London Metal Exchange (LME) averaged $3.05 per pound in 2006, compared to $1.67 per pound in 2005, representing an increase of 83%. In 2006 and 2005, all exports of copper were settled using the average LME copper price for the second month following the month of shipment. Monywa sold 19,202 tonnes of copper cathode in 2006, a 45% decrease from 2005. Monywa was able to realize a higher copper price than the average LME due to the timing of its copper sales.
During 2006, mine operations continued to be affected by a shortage of trucking capacity caused by delays in obtaining the necessary import permits for the mining equipment that had been previously ordered in 2005. The permits were received in the third quarter and the equipment was commissioned in September 2006. Total tonnage moved in 2006 increased by 4% compared to 2005. Total cathode production in 2006 decreased by 43% due to a 19% decrease in tonnages placed on the heaps and a 27% decrease in copper grades.
During 2006, the unit operating cash costs increased by approximately 63% compared to 2005. The net increase in operating cash costs was mainly attributed to increases in fuel and power less decreases in chemicals used in the leaching process.
At the end of 2006, Monywa had $114.9 million in cash (net $57.5 million to Ivanhoe Mines). Subsequent to year end, dividends of $30.0 million (net $15.0 million to Ivanhoe Mines) were paid by Monywa. Monywa also paid accrued amounts relating to income and commercial taxes for the year ended March 31, 2006. As at February 28, 2007, Monywa’s cash balance was approximately $50.1 million (net $25.1 million to the Trust).

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
C. DISCONTINUED OPERATIONS
Gain on sale from discontinued operations consisted of the following amounts:

	Years ended December 31,
($ in 000’s)	2006	2005

Book gain on sale of Savage River	$—	$10,267
Net income for two months ended February 2005		5,406
Contingent annual payment:
Period January to March	7,931	—
Period April to December (accrued)	11,691	20,243

	$19,622	$35,916

In February 2005, the Company sold its Savage River mining operations (Savage River) in Tasmania, Australia, for two initial payments totalling $21.5 million ($15.0 million received in 2005 and $6.5 million received in January 2006), plus a series of five contingent, annual payments that commenced on March 31, 2006.
On March 31, 2006, Ivanhoe Mines received its first contingent annual payment of $28.0 million, with an additional $0.2 million adjustment received in April 2006. This $28.2 million payment included $7.9 million in contingent income recognized in the first quarter of 2006.
To date, Ivanhoe Mines has received $49.7 million in proceeds from the sale of Savage River.
At December 31, 2006, Ivanhoe Mines had accrued an $11.7 million receivable in relation to the second contingent annual payment due in March 2007. This amount is calculated based upon the actual tonnes of iron ore sold during the nine-month period ended December 31, 2006, and the escalating price formula.
In June 2006, the mine’s concentrator was damaged by a fire. As a result, pellet production for the 12-month period ending March 31, 2007, is estimated by the management of Savage River to total 1.7 million tonnes — down from a previous estimate of 2.2 million tonnes. Also, based on the 3% reduction in pellet prices negotiated in Q2’06, the Company is expecting to receive approximately $19.5 million in total pellet premium at the end of March 2007, representing approximately a 31% reduction from the $28.2 million received for the year ended March 2006.
D. ADMINISTRATIVE AND OTHER
General and administrative. The $10.5 million increase in general and administrative expenditures in 2006 primarily was due to a $5.6 million increase in non-cash, stock-based compensation charges charged to corporate, a $2.8 million increase in salaries and overhead and a $1.8 million increase in consulting expenses primarily due to contract accounting and auditing services for Sarbanes-Oxley work.
Interest Income. The $4.8 million increase in interest income is due to higher average cash balances in 2006, coupled with higher interest rates in 2006 compared to 2005.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Foreign exchange gains. The Company has benefited from the strengthening of the Canadian dollar ($Cdn) in 2005 and 2006 as it maintained a portion of its cash balances in Canadian dollars.
Share of loss on significantly influenced investee. The $1.6 million share of loss on significant influenced investee represents the Company’s share of Jinshan’s net loss for the period September to December 2006, prior to this, Ivanhoe Mines’ investment in Jinshan was consolidated.
SELECTED QUARTERLY DATA
($ in millions of U.S. dollars, except per share information)

	QUARTER ENDED				Year Ended
	Mar-31	Jun-30	Sep-30	Dec-31	Dec-31

2006
Exploration expenses	($31.6)	($43.7)	($67.3)	($70.4)	($213.0)
General and administrative	(6.4)	(6.0)	(6.9)	(8.9)	(28.2)
Share of income from investment held for sale	4.5	(2.4)	9.0	7.4	18.5
Foreign exchange gains (losses)	(0.2)	4.7	(0.4)	(3.7)	0.4
Net (loss) from continuing operations	(31.1)	(45.7)	(68.0)	(73.5)	(218.3)
Net income from discontinued operations	7.9	5.4	1.5	4.8	19.6
Net (loss)	(23.2)	(40.3)	(66.5)	(68.7)	(198.7)
Net (loss) income per share
Continuing operations	($0.10)	($0.14)	($0.20)	($0.21)	($0.65)
Discontinued operations	$0.03	$0.02	$0.00	$0.01	$0.06
Total	($0.07)	($0.12)	($0.20)	($0.20)	($0.59)

2005
Exploration expenses	($25.6)	($35.5)	($30.5)	($41.7)	($133.3)
General and administrative	(3.6)	(4.2)	(5.7)	(4.2)	(17.7)
Share of income from investment held for sale	7.7	7.8	8.0	(0.5)	23.0
Foreign exchange gains (losses)	(0.6)	1.7	7.1	(0.4)	7.8
Net (loss) from continuing operations	(24.2)	(31.1)	(20.6)	(49.8)	(125.7)
Net income from discontinued operations	15.7	5.9	6.4	7.9	35.9
Net (loss)	(8.5)	(25.2)	(14.3)	(41.8)	(89.8)
Net (loss) income per share
Continuing operations	($0.08)	($0.10)	($0.07)	($0.16)	($0.41)
Discontinued operations	$0.05	$0.02	$0.02	$0.03	$0.12
Total	($0.03)	($0.08)	($0.05)	($0.13)	($0.29)

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
FOURTH QUARTER
Exploration. In Q4’06, Ivanhoe Mines expensed $70.4 million in exploration and development activities, compared to $41.7 million in Q4’05. The majority of the $70.4 million was spent on Ivanhoe Mines’ Mongolian properties ($65.6 million in 2006, compared to $37.6 million in 2005). Approximately $56.0 million was spent on the Oyu Tolgoi Project, $1.8 million on coal exploration and the remainder was spent on various exploration activities, including the Undur Naran and Baruun Tal projects, regional reconnaissance, licence holding fees and general in-country administrative charges.
Administrative costs. Administrative costs in Q4’06 were $4.7 million higher than Q4’05. This was mainly due to a $0.8 million increase in non-cash, stock-based compensation charges, a $2.3 million increase in salaries and overhead and a $0.8 million increase in consulting expenses primarily due to contract accounting and auditing services for Sarbanes-Oxley work.
Income from investment held for sale. In Q4’06, net income from the S&K Mine totalled $7.4 million, compared to a loss of $0.5 million in Q4’05. This increase was mainly due to Q4’05, including $11.2 million in commercial tax expense that previously had not been accrued.
Net income from discontinued operations. Income from the Savage River mine operations totalled $4.8 million in Q4’06, compared to $7.9 million in Q4’05. The decrease from 2005 was due to 186,000 tonnes less sold in Q4’06 versus Q4’05 and the reduction in pellet premium being achieved in 2006.
Foreign exchange loss. The Rio Tinto financing in October 2006 was completed in U.S. dollars; however, the Company still maintained some Canadian dollar resources in Q4’06 from its April 2006 placement. The foreign exchange loss during the quarter was mainly attributable to the weakening of the Canadian dollar against the U.S. dollar.
LIQUIDITY AND CAPITAL RESOURCES
Cash Flow
Operating activities. The $210.7 million of cash used in operating activities from continuing operations in 2006 primarily was the result of $213.0 million in exploration expenditures.
Investing activities. In 2006, $1.0 million of cash was provided by investing activities, mainly consisting of $34.3 million in property, plant and equipment acquisitions and construction for the Mongolia, Jinshan and Bakyrchik projects, less $34.7 million in proceeds received from the sale of the Savage River operation.
Financing activities. Financing activities of $473.6 million in 2006 largely consisted of the two 2006 private placements. In April 2006, the Company issued 18.4 million shares for net proceeds of $159.0 million and in October 2006 the Company issued to Rio Tinto 37.1 million shares for net proceeds of $296.8 million.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
Liquidity and Capital Resources
At December 31, 2006, consolidated working capital was $364.7 million, including cash of $363.6 million, compared with working capital of $127.6 million and cash of $101.7 million at the end of 2005.
The bulk of the Company’s expenditures is of a discretionary nature and as such can be deferred based on the status of the Company’s cash resources. The Company’s cash resources are considered sufficient to maintain the Company’s minimum level of activities for the next 12 months.
Based on the Company’s financial position at December 31, 2006, the Company believes that existing funds should be sufficient to fund its minimum obligations, including planned Australian and Bakyrchik obligations and general corporate activities, for at least the next 12 months. Should the Company be unable to negotiate an Investment Agreement that is acceptable to Rio Tinto, with the result that Rio Tinto elects not to proceed with the second tranche private placement, Ivanhoe Mines may delay, postpone or curtail certain of its planned activities for 2007 and thereafter. The Company will continue to assess the need for project financing relating to the development of power and other infrastructure-related activities in association with the Oyu Tolgoi Project. See “Outlook” for further details.
Financial Instruments
The Company’s financial instruments consist of cash, accounts receivable, other current assets, long-term investments, accounts payable and accrued liabilities and loans payable to related parties.
The fair value of Ivanhoe Mines’ long-term investments was determined by reference to published market quotations, which may not be reflective of future values.
The fair value of Ivanhoe Mines’ loan payable to related parties was estimated by discounting future payments to their present value.
The fair value of Ivanhoe Mines’ remaining financial instruments was estimated to approximate their carrying value, due primarily to the immediate or short-term maturity of these financial instruments.
Ivanhoe Mines is exposed to credit risk with respect to its accounts receivable. The significant concentrations of credit risk are situated in Mongolia and Australia. Ivanhoe Mines does not mitigate the balance of this risk in light of the credit worthiness of its major debtors.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
SHARE CAPITAL
At March 30, 2007, the Company had a total of:
o	373.9 million common shares outstanding.

o	13.4 million incentive stock options outstanding, with a weighted average exercise price per share of Cdn$9.20. Each option is exercisable to purchase a common share of the Company at prices ranging from Cdn$2.31 to Cdn$13.29 per share.

o	92.1 million share purchase warrants outstanding granted to Rio Tinto. The exercise term of these warrants is determined with reference to the earlier of the following dates (the Warrant Determination Date):
(a)	the date upon which Ivanhoe Mines enters into an Investment Agreement with the Government of Mongolia that is mutually acceptable to Ivanhoe Mines and Rio Tinto; or

(b)	October 27, 2009.
•	Series A Warrants: The Series A Warrants are non-transferable and entitle Rio Tinto to purchase up to 46,026,522 Common Shares at a price of:
(a)	US$8.38 per share for proceeds of up to US$385,702,254 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date; and

(b)	US$8.54 per share for proceeds of up to US$393,066,498 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date.
•	Series B Warrants: The Series B Warrants are non-transferable and entitle Rio Tinto to purchase up to 46,026,522 Common Shares at a price of:
(a)	US$8.38 per share for proceeds of up to US$385,702,254 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date;

(b)	US$8.54 per share for proceeds of up to US$393,066,498 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date;

(c)	US$8.88 per share for proceeds of up to US$408,715,515 during the period commencing 366 days after the Warrant Determination Date and ending 545 days after the Warrant Determination Date; and

(d)	US$9.02 per share for proceeds of up to US$415,159,228 during the period commencing 546 days after the Warrant Determination Date and ending 725 days after the Warrant Determination Date.
o	Under the terms of the Rio Tinto Agreement, Rio Tinto will take up the second tranche of the private placement following the date upon which Ivanhoe Mines enters into an Investment Agreement with the Government of Mongolia that is mutually acceptable to Ivanhoe Mines

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
and Rio Tinto. Rio Tinto has the option to exercise the second tranche earlier. This second tranche will consist of 46.3 million shares at a price of US$8.38 per share, for total proceeds of US$388 million. Ivanhoe Mines has recorded an amount of $23.1 million in shareholders’ equity, attributable to the fair value of the Rio Tinto share purchase warrants and second tranche share issuance commitment.
OUTLOOK
Development of the Oyu Tolgoi Project. Since its inception in 1994, mineral exploration has been the Company’s principal business focus. During 2006, the Company devoted its management and financial resources to furthering the exploration and development of the Oyu Tolgoi Project while at the same time continuing to explore for minerals in other parts of Mongolia, Eastern Asia and Australia. The Company also is assessing the development potential, extent, and value of the strategically located coal resources discovered on Ivanhoe Mines’ exploration concessions in Southern Mongolia.
Strategic Partnership with Rio Tinto plc. On October 27, 2006, Rio Tinto purchased approximately 37.1 million shares of the Company at a price of $8.18. This investment gave Rio Tinto 9.95% of the Company’s issued share capital as enlarged by the placement, for a total initial investment of $303 million.
The strategic partnership with Rio Tinto is expected to provide sufficient funds for the Company to build Oyu Tolgoi at the current planned production levels. The Company has agreed to use a minimum of 90% of the proceeds of Rio Tinto’s investment for the development of Oyu Tolgoi.
The Company cannot predict how soon the ongoing negotiations for an Investment Agreement (previously called a Stability Agreement) can be finalized. Accordingly, there can be no assurance that an Investment Agreement containing all of the terms sought by Ivanhoe Mines and/or Rio Tinto can be obtained in the foreseeable future, or at all. In addition, there can be no assurance that the Company will be able to close future financings, including private placement and warrant transactions with Rio Tinto, obtain project financing or otherwise raise capital before its existing cash resources are expended. See “Risks and Uncertainties”.
Investment Agreement with the Government of Mongolia. Ivanhoe Mines will continue its efforts to successfully complete its negotiations with the Government of Mongolia for an Investment Agreement. Finalization of the Investment Agreement has taken much longer than expected to complete. There have been numerous reasons for the hampered progress, including three changes in government since the most recent election in the summer of 2005. Nevertheless, Ivanhoe Mines believes the most significant reason for delay has been political considerations relating to an internal debate by Mongolian stakeholders about the scope of obligations and entitlements of mining companies, the government and other interested parties in the mining industry. Amendments to the Minerals Law and related laws implemented in the spring of 2006 expanded the scope of obligations and entitlements of relevant stakeholders in the mining process, and Ivanhoe Mines believes that these amendments represent the current government’s effort to achieve political cooperation.
In March 2006, a delegation of Ivanhoe Mines’ senior management met with leaders and senior officials of the Government of Mongolia and presented a series of investment-related initiatives aimed

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
at facilitating the completion of the Investment Agreement. The meetings coincided with a series of encouraging statements from Mongolia’s political leadership reaffirming a commitment to the early conclusion of an Investment Agreement with Ivanhoe Mines and to maintaining a positive environment for foreign direct investment.
In May 2006, an excess profits tax was passed by the Mongolian Parliament. This was followed by a series of revisions to the Tax Law and, on July 8, 2006, by a sweeping revision of the Minerals Law. The final Mongolian text of these legislative enactments was released in August 2006 and on October 30, 2006, the official English translation of the Minerals Law was released.
The Company has devoted considerable time and attention to assessing the impacts of the excess profits tax and the revisions to both the Minerals Law and the Tax Law. The Company has reviewed available translations of the revised Minerals Law and Tax Law to assess the effect that the changes would or could have on Ivanhoe Mines’ plan to develop the Oyu Tolgoi Project. Based on this review, the Company has determined that the underlying value of the Oyu Tolgoi Project, as reflected in the 2005 IDP, had not been materially affected.
Following passage of the revisions to the Minerals Law and the Tax Law, the Company and the Government of Mongolia resumed negotiations on a formal, long-term Investment Agreement. In August 2006, the Mongolian Government announced that its Cabinet had instructed the Minister of Finance, the Minister of Industry and Trade and the Minister of Nature and Environment to form a new Working Group to conclude the negotiations with Ivanhoe Mines on the Investment Agreement. Also in August, the Government of Mongolia established a Working Group of representatives from the ministries of Finance, Industry and Trade, Justice and Home Affairs and Nature and Environment to work with Ivanhoe Mines on a formal Investment Agreement. To date, representatives of the Company and Rio Tinto have met on several occasions with the Working Group to discuss the Oyu Tolgoi Project, the Company’s plans, the resolution of remaining issues necessary for the satisfactory conclusion of the Investment Agreement — particularly in light of the amendments to the Minerals Law and the Tax Law — and the process to be followed to achieve a prompt resolution of the Investment Agreement.
Once a draft Investment Agreement has been prepared by the Working Group, it will be submitted to the Mongolian Government’s Cabinet for approval. Thereafter, if the Investment Agreement is approved by the Cabinet, as prepared, it will be submitted to Parliament for approval. Parliament does not reconvene until April 5, 2007.
Amendments to Minerals Law and Tax Law. Significant amendments to the Minerals Law and Tax Law include, but are not limited to, the following:
Strategic Deposit. The Government of Mongolia has the option to acquire interests in mineral deposits deemed to be “strategic”. The law defines a strategic deposit as one with potential to have an impact on Mongolia’s national security, economic and social development, with minerals that are in strong international demand; or a deposit capable of annual mineral production that exceeds 5% of Mongolia’s gross domestic product. The Government will have a qualified right to acquire an interest of 1) up to 34% in strategic deposits discovered through privately financed exploration; and 2) up to 50% in deposits that were discovered through the use of state funds during the former Soviet era. The Oyu Tolgoi discoveries on the Company’s licences, and on the adjoining Entrée Gold joint venture

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
property, were financed entirely by private capital. The Company’s coal discoveries in the Nariin Sukhait region, and at Tsagaan Tolgoi, west of the Oyu Tolgoi Project, also have been funded solely by private capital.
The Minerals Law states that any acquisition of a state interest in a mining project will be subject to negotiation with the licence holder as part of the Investment Agreement process. Although specific provisions of the revised Minerals Law need to be evaluated, addressed and interpreted, the extent of state participation will be determined in part on a project-by-project basis by the proportion of the project capital that the state is prepared to invest. For the last several years, the Company has stated that it was prepared to consult closely with Mongolian Government leaders to assess all strategic alternatives available for the development of the Oyu Tolgoi Project, including the possibility of accepting one or more minority investments from official, government-owned entities whose involvement could be profoundly beneficial to the project’s long-term success.
It is anticipated that the Government of Mongolia will initiate a process to develop regulations that address and provide greater meaning to the amended Minerals Law.
Increased royalty. The Government’s royalty on all metals increased from 2.5% to 5.0% and is based on gross sales.
Lower tax rates. The 30% income tax rate on personal and corporate income was reduced to 10% and 25% respectively. The value-added tax was reduced from 15% to 10%.
Amendments to licence maturity. The term of an exploration licence was increased from seven to nine years. The maximum term for a mining licence, including possible extensions, was reduced from 100 years to 70 years. At this time, it is not clear if those amendments will or should apply retroactively to existing licences.
Employment requirements. A licence holder is obligated to employ no more than 10% foreign citizens and faces a monthly surcharge of 10 times the minimum monthly salary for each foreign citizen employee above the 10% limit.
Listing requirements. Entities holding a mining licence for a deposit classified as a deposit of strategic importance now are required to list at least 10% of their shares on the Mongolian Stock Exchange. It is uncertain, at present, how this requirement will be implemented in practice and what steps may need to be taken to accomplish such listing.
Amendments to the maximum duration of Investment Agreements. The maximum duration of Investment Agreements has been set as follows:
•	Investment between $50-$100 million — 10-year term

•	Investment between $100-$300 million — 15-year term

•	Investment greater than $300 million — 30-year term.
The Oyu Tolgoi Project qualifies for an Investment Agreement with a 30-year term.
Other income tax amendments. Amendments to the Tax Law also include the introduction of a 10% investment tax credit, the introduction of a two-year loss-carry-forward provision and improved

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
depreciation allowances. These amendments are expected to compensate for the elimination of the tax holidays that previously applied only to foreign-owned companies, although at present mining is not considered by the Government of Mongolia to qualify for the investment tax credit.
Excess Profit Tax. In May 2006, an excess profit tax was approved by the Mongolian Parliament. The tax, at a rate of 68%, will apply to sales revenue, net of all selling and treatment charges, which exceeds certain threshold levels for copper and gold. Based on the Company’s initial assessment, the effective price at which the tax will apply to Oyu Tolgoi copper is currently estimated to be $1.45 per pound, since the legislated base price of $1.18 per pound, along with the cost of external smelting and realization costs, can be deducted from sales proceeds.
The Government also has confirmed that the new excess profits tax would not be applied to copper smelted in Mongolia and would not apply to the gold contained in copper concentrate. The Oyu Tolgoi Project will be a producer of copper concentrate and gold produced at Oyu Tolgoi will be contained in copper concentrate.
In meetings with leaders and senior officials of the Government, the Company reaffirmed its willingness to work with the Government to have or arrange downstream smelting capacity built in Mongolia. The 2005 IDP financial results were based on metal prices that are below the metal-price thresholds set by this new tax on revenue. As a result, the management of the Company believes that the new tax on excess profits should not compromise the basis for the development of the Oyu Tolgoi Project.
OFF-BALANCE-SHEET ARRANGEMENTS
During the year ended December 31, 2006, Ivanhoe Mines was not a party to any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources of the Company.
CONTRACTUAL OBLIGATIONS
($000’s of U.S. dollars)

	Payments Due by Period
	Less than 1
	year	1 - 3 years	4 - 5 years	After 5 years	Total

Operating leases (1)	$1,290	$884	$9	$—	$2,183
Purchase obligations (1)	116,794	90	—	—	116,884
Other long-term obligations (2)	315	2,194	—	17,333	19,842

Total	$118,399	$3,168	$9	$17,333	$138,909

(1)	These amounts mainly represent various long-term contracts that include commitments for future operating payments under contracts for drilling, engineering, equipment purchases, rentals and other arrangements.

(2)	Other long-term obligations mainly consist of asset retirement obligations.

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CHANGES IN ACCOUNTING POLICIES
On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment”, on a modified prospective basis. Prior to January 1, 2006, the Company recorded compensation costs using the fair value based method in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. The adoption of SFAS No. 123(R) did not have an impact on the Company’s consolidated financial position and results of operations. The fair value of stock options at the date of grant is amortized to operations, with an offsetting credit to additional paid-in capital, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of additional paid-in capital are transferred to share capital.
CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company to establish accounting policies and to make estimates that affect both the amount and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain.
A detailed summary of all of the Company’s significant accounting policies and the estimates derived therefrom is included in Note 2 to the annual Consolidated Financial Statements for the year ended December 31, 2006. While all of the significant accounting policies are important to the Company’s consolidated financial statements, the following accounting policies and the estimates derived therefrom have been identified as being critical:
➢	Carrying Values of Property, Plant and Equipment;

➢	Depletion and Depreciation of Property, Plant and Equipment;

➢	Asset Retirement Obligations; and

➢	Income Taxes.
Carrying values of Property, Plant and Equipment
Ivanhoe Mines reviews the carrying values of its property, plant and equipment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. An impairment is considered to exist if total estimated future cash flows, or probability-weighted cash flows on an undiscounted basis, are less than the carrying value of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows associated with values beyond proven and probable reserves and resources. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable future cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flows.
The estimates used by management are subject to various risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the expected recoverability of the Company’s investments in property, plant and equipment.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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Depletion and Depreciation of Property, Plant and Equipment
Property, plant and equipment comprise one of the largest components of Ivanhoe Mines’ assets and, as such, the amortization of these assets has a significant effect on the Company’s financial statements.
On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis using estimated proven and probable reserves as the depletion basis. The mining plant and equipment and other capital assets are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method.
Capital projects in progress are not depreciated until the capital asset has been put into operation.
The proven and probable reserves are determined based on a professional evaluation using accepted international standards for the assessment of mineral reserves. The assessment involves the study of geological, geophysical and economic data and the reliance on a number of assumptions. The estimates of the reserves may change, based on additional knowledge gained subsequent to the initial assessment. This may include additional data available from continuing exploration, results from the reconciliation of actual mining production data against the original reserve estimates, or the impact of economic factors such as changes in the price of commodities or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of depletion and depreciation of the related mining assets, or could result in impairment, resulting in a write-down of the assets.
Asset Retirement Obligations
The Company has obligations for site restoration and decommissioning related to its mining properties. The Company, using mine closure plans or other similar studies that outline the requirements planned to be carried out, estimates the future obligations for mine closure activities. Because the obligations are dependent on the laws and regulations of the countries in which the mines operate, the requirements could change — resulting from amendments in those laws and regulations relating to environmental protection and other legislation affecting resource companies.
Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.
Because the estimate of obligations is based on future expectations in the determination of closure provisions, management makes a number of assumptions and judgments. The closure provisions are more uncertain the further into the future the mine closure activities are to be carried out. Actual costs

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
incurred in future periods in relation to the remediation of Company’s existing assets could differ materially from the $19.8 million undiscounted future value of Ivanhoe Mines’ estimated asset retirement obligations at December 31, 2006.
Income Taxes
The Company must make significant estimates in respect of the provision for income taxes and the composition of its deferred income tax assets and deferred income tax liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question which may, on resolution in the future, result in adjustments to the amount of deferred income tax assets and deferred income tax liabilities, and those adjustments may be material to the Ivanhoe Mines’ financial position and results of operations.
The Company computes the provision for deferred income taxes under the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement’s carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.
The determination of the ability of the Company to utilize tax loss carry-forwards to offset deferred income taxes payable requires management to exercise judgment and make assumptions about the future performance of the Company. Management is required to assess whether the Company is “more likely than not” to be able to benefit from these tax losses. Changes in economic conditions, metal prices and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.
RECENT ACCOUNTING PRONOUNCEMENTS
Recently issued United States accounting pronouncements have been outlined below.
In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (SFAS 155). This Statement amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement will be effective for financial instruments acquired or issued by the Company after the beginning of its 2007 fiscal year. The Company expects that the adoption of this Statement will not have a material effect on its financial condition or results of operations.
In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (SFAS 156). This Statement provides guidance addressing the recognition and measurement of separately recognized

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. SFAS 156 is effective after the beginning of an entity’s fiscal year that begins after September 15, 2006. The Company expects that the adoption of this Statement will have no impact on its financial condition or results of operations.
In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (FIN 48). This interpretation clarifies the recognition threshold and measurement of a tax position taken or expected to be taken on a tax return, and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects that the adoption of FIN 48 will not have a material effect on its financial condition or results of operations.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). This Statement defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company expects that adoption of SFAS 157 will not have a material impact on its financial condition or results of operations.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits companies to record the cumulative effect of initially applying this approach in the first fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Adoption of SAB 108 did not have a material impact on the Company’s financial condition and results of operations.
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal periods beginning after November 15, 2007. The Company is currently evaluating the impact, if any, that adoption of SFAS 159 will have on its financial condition or results of operations.
RISKS AND UNCERTAINTIES
Material risks and uncertainties affecting Ivanhoe Mines, their potential impact, and the Company’s principal risk management strategies, are as follows:
Ivanhoe Mines may be unsuccessful in completing an Investment Agreement with the Government of Mongolia for the Oyu Tolgoi Project or may only be able to complete the contract on terms that effectively impair the economic viability of the project.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
The Investment Agreement with the Government of Mongolia is expected to address a broad range of matters relevant to the Oyu Tolgoi Project, and the nature and scope of the Investment Agreement is of fundamental importance to the viability of the Oyu Tolgoi Project. The amendments to the Mining Law that were implemented in the Spring of 2006 establish a broad framework for an Investment Agreement, and a substantial portion of the terms are subject to the discretion and mutual agreement of the Government and the applicable mining license holder. Current negotiations with the Government on the terms of the Investment Agreement are proceeding in good faith and in a productive manner. Nevertheless, the Mongolian Government can, within the discretionary mandate imposed by the Mining Law, propose to complete the Agreement only on terms that would severely impact the economic viability of the Oyu Tolgoi Project or effectively prevent the Company from coming to an agreement with the Government on the Investment Agreement. Any such result would have a significant adverse effect on the development of the Oyu Tolgoi Project and the Company itself.
Ivanhoe Mines’ ability to carry on business in Mongolia is subject to political risk.
Ivanhoe Mines holds its interest in the Oyu Tolgoi Project, the Nariin Sukhait Project and its Mongolian exploration properties through mining licences and exploration licences that enable it to conduct operations or development and exploration activities. Notwithstanding these arrangements, Ivanhoe Mines’ ability to conduct operations or exploration and development activities is subject to changes in legislation or government regulations or shifts in political attitudes beyond Ivanhoe Mines’ control.
Government policy may change to discourage foreign investment, nationalization of mining industries may occur or other government limitations, restrictions or requirements not currently foreseen may be implemented. There can be no assurance that Ivanhoe Mines’ assets will not be subject to nationalization, requisition or confiscation, whether legitimate or not, by any authority or body.
There is no assurance that provisions under Mongolian law for compensation and reimbursement of losses to investors under such circumstances would be effective to restore the value of Ivanhoe Mines’ original investment. Similarly, Ivanhoe Mines’ operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, environmental legislation, mine safety and annual fees to maintain mineral licences in good standing. There can be no assurance that Mongolian laws protecting foreign investments will not be amended or abolished or that existing laws will be enforced or interpreted to provide adequate protection against any or all of the risks described above.
There can be no assurance that Ivanhoe Mines will be capable of raising the additional funding that it needs to carry out its development and exploration objectives.
The further development and exploration of the Oyu Tolgoi Project and the various other mineral properties in which it holds interests depends upon Ivanhoe Mines’ ability to obtain financing through capital markets, sales of non-core assets or other means. While the share purchase entitlements and obligations of Rio Tinto pursuant to the Rio Tinto Transaction may, if consummated in their entirety, account for a substantial portion of the development cost of the Oyu Tolgoi Project, there is no assurance that Ivanhoe Mines will meet the conditions necessary to trigger Rio Tinto’s purchase obligations or that Rio Tinto will exercise its entitlement to subscribe for more share capital pursuant to its warrants and other rights. In particular, Rio Tinto’s obligation to complete the second tranche

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
private placement is subject to the Company obtaining an Investment Agreement on terms acceptable to Rio Tinto. Until an Investment Agreement with the Government of Mongolia is actually finalized and approved, it is not possible to predict to what extent the Company will be successful in negotiating and obtaining terms and conditions in an Investment Agreement that is acceptable to Rio Tinto. Meanwhile, Rio Tinto’s warrants are exercisable at the discretion of Rio Tinto, and Ivanhoe Mines has no control over the decision to exercise those warrants. If the second tranche private placement is not completed and/or the warrants are not exercised by Rio Tinto, there is no assurance that the Company will be successful in obtaining financing from other sources necessary for development of the Oyu Tolgoi Project, on favourable terms or at all. Even if Rio Tinto does subscribe for the maximum amount contemplated in the Rio Tinto Transaction, such amount would not necessarily be sufficient to cover all contingencies relating to the Oyu Tolgoi Project or to develop related projects such as the coal deposits. Depressed markets for precious and base metals may make it difficult or impossible for Ivanhoe Mines to obtain debt financing or equity financing. Ivanhoe Mines operates in a region of the world that is prone to economic and political upheaval and instability, which may make it more difficult for Ivanhoe Mines to obtain debt financing from project lenders. Failure to obtain additional financing on a timely basis may cause Ivanhoe Mines to postpone its development plans, forfeit rights in some or all of its properties or joint ventures or reduce or terminate some or all of its operations.
The Hugo Dummett Deposit mineral resources and the Nariin Sukhait resources do not have demonstrated economic viability and the feasibility of mining has not been established.
A substantial portion of the mineral resources identified to date on the Oyu Tolgoi Project and all of the resources on the Nariin Sukhait Project are not mineral reserves and do not yet have demonstrated economic viability. There can be no assurance that additional mineral reserves will be identified on the property. With the exception of the Southern Oyu Deposits, the feasibility of mining from the Oyu Tolgoi Project and the Nariin Sukhait Project has not been, and may never be, established.
There is a degree of uncertainty attributable to the estimation of reserves, resources and corresponding grades being mined or dedicated to future production. Until reserves or resources are actually mined and processed, the quantity of reserves or resources and grades must be considered as estimates only. In addition, the quantity of reserves or resources may vary depending on the prevailing metals market. Any material change in the quantity of its reserves, resources, grades or stripping ratio may affect the economic viability of a particular property. In addition, there can be no assurance that metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.
Lack of infrastructure in proximity to the Oyu Tolgoi Project could adversely affect mining feasibility.
The Oyu Tolgoi Project is located in an extremely remote area which currently lacks basic infrastructure, including sources of electric power, water, housing, food and transport, necessary to develop and operate a major mining project. While Ivanhoe Mines has established the limited infrastructure necessary to conduct its current exploration and development activities, substantially greater sources of power, water, physical plant and transport infrastructure in the area will need to be established before Ivanhoe Mines can conduct mining operations. Lack of availability of the means and inputs necessary to establish such infrastructure may adversely affect mining feasibility.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
Establishing such infrastructure will, in any event, require significant financing, identification of adequate sources of raw materials and supplies and necessary approvals from national and regional governments, none of which can be assured.
The Nariin Sukhait Project is similarly located in a remote area.
Mining projects are sensitive to the volatility of metal prices.
The long-term viability of Ivanhoe Mines depends in large part on the world market prices of copper and gold. The market prices for these metals are volatile and are affected by numerous factors beyond Ivanhoe Mines’ control. These factors include international economic and political trends, expectations of inflation, global and regional demand, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities, increased production due to improved mining and production methods and economic events, including the performance of Asia’s economies.
The aggregate effect of these factors on metals prices is impossible for Ivanhoe Mines to predict. Should prevailing metal prices fall and remain below variable production costs of Ivanhoe Mines’ current and planned mining operations for a sustained period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of Ivanhoe Mines’ mining, development and exploration activities. Ivanhoe Mines would also have to assess the economic impact of any sustained lower metal prices on recoverability and, therefore, the cut-off grade and level of Ivanhoe Mines’ reserves and resources. These factors could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations, stated reserves and financial condition.
The following table sets forth for the periods indicated (1) the London Metals Exchange’s high, low and average settlement prices for copper in U.S. dollars per pound and (2) the high, low and average London afternoon fixing prices for gold.

	Copper			Gold
Year	High	Low	Average	High	Low	Average
2001	$0.83	$0.60	$0.72	$293	$256	$271
2002	$0.77	$0.65	$0.71	$349	$278	$310
2003	$1.05	$0.71	$0.81	$416	$320	$363
2004	$1.49	$1.06	$1.30	$454	$375	$409
2005	$2.11	$1.39	$1.67	$536	$411	$444
2006	$3.99	$2.06	$3.05	$725	$524	$604
Ivanhoe Mines’ business in Mongolia may be harmed if the country fails to complete its transition from state socialism and a planned economy to political democracy and a free market economy.
Since 1990, Mongolia has been in transition from state socialism and a planned economy to a political democracy and a free market economy. Much progress has been made in this transition but much remains to be done, particularly with respect to the rule of law. Many laws have been enacted, but in many instances they are neither understood nor enforced. For decades Mongolians have looked to politicians and bureaucrats as the sources of the “law”. This has changed in theory, but often not in

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
practice. With respect to most day-to-day activities in Mongolia, government civil servants interpret, and often effectively make, the law. This situation is gradually changing but at a relatively slow pace. Laws may be applied in an inconsistent, arbitrary and unfair manner and legal remedies may be uncertain, delayed or unavailable.
Recent and future amendments to Mongolian laws could adversely affect Ivanhoe Mines’ mining rights in the Oyu Tolgoi Project or make it more difficult or expensive to develop the project and carry out mining.
In 2006, Mongolia implemented revisions to the Minerals Law. A summary of these amendments is contained in the “Outlook” section of this report.
Although these amendments have been enacted into law, clarification is required from the Government as the affect of these laws on the Oyu Tolgoi Project depends on the processing and development options considered for the project.
Accordingly, until these issues are addressed and clarified, there can be no assurance that the present government or a future government will refrain from enacting legislation or adopting government policies that are adverse to Ivanhoe Mines’ interests or that impair Ivanhoe Mines’ ability to develop and operate the Oyu Tolgoi Project on the basis presently contemplated.
Ivanhoe Mines may experience difficulties with its joint venture partners.
Ivanhoe Mines is currently earning an interest in a property held by Entrée which is adjacent to the Hugo Dummett Deposit. Upon earning an interest, Ivanhoe Mines will form a joint venture with Entrée and may in the future enter into additional joint ventures in respect of other properties with third parties. Ivanhoe Mines is subject to the risks normally associated with the conduct of joint ventures, which include disagreements as to how to develop, operate and finance a project and possible litigation between the participants regarding joint venture matters. These matters may have an adverse effect on Ivanhoe Mines’ ability to realize the full economic benefit of its interest in the property that is the subject of the joint venture, which could affect its results of operations and financial condition.
Ivanhoe Mines may be unable to enforce its legal rights in certain circumstances.
In the event of a dispute arising at or in respect of, Ivanhoe Mines’ foreign operations, including the Oyu Tolgoi Project, Ivanhoe Mines may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada or other jurisdictions. Ivanhoe Mines may also be hindered or prevented from enforcing its rights with respect to a governmental entity or instrumentality because of the doctrine of sovereign immunity.
The Trust may not be able to sell the interest in the Myanmar Assets on a timely basis or for its fair value
Pursuant to the transaction establishing the Trust, the Trust is obligated to sell its interest in the Myanmar Assets to a third party. Until such time as that sale occurs, Ivanhoe Mines will not receive the consideration that it is seeking for the project. There are numerous international sanctions directed at the Government of Myanmar by several constituencies, including the United States, European Union and Canada. While the sanctions in their current form do not affect Ivanhoe Mines’ investments in Myanmar, they effectively reduce the number of potential purchasers for the Myanmar Assets and

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
have, in the past, hindered the orderly conduct of commercial operations. Accordingly, it may difficult for the Trust to arrange a sale of the Myanmar Assets on reasonable commercial terms or at all.
Changes in, or more aggressive enforcement of, laws and regulations could adversely impact Ivanhoe Mines’ business.
Mining operations and exploration activities are subject to extensive laws and regulations. These relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response and other matters.
Compliance with these laws and regulations increases the costs of exploring, drilling, developing, constructing, operating and closing mines and other facilities. It is possible that the costs, delays and other effects associated with these laws and regulations may impact Ivanhoe Mines’ decision as to whether to continue to operate in a particular jurisdiction or whether to proceed with exploration or development of properties. Since legal requirements change frequently, are subject to interpretation and may be enforced to varying degrees in practice, Ivanhoe Mines is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. Furthermore, changes in governments, regulations and policies and practices could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations and financial condition.
Ivanhoe Mines is subject to substantial environmental and other regulatory requirements and such regulations are becoming more stringent. Non-compliance with such regulations, either through current or future operations or a pre-existing condition could materially adversely affect Ivanhoe Mines.
All phases of Ivanhoe Mines’ operations are subject to environmental regulations in the various jurisdictions in which it operates. For example, the Oyu Tolgoi Project is subject to a requirement to develop an environmental impact assessment, as well as other environmental protection obligations. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Ivanhoe Mines’ operations. Environmental hazards may exist on the properties in which Ivanhoe Mines holds interests which are presently unknown to Ivanhoe Mines and which have been caused by previous or existing third party owners or operators of the properties.
Government approvals and permits are sometimes required in connection with Ivanhoe Mines’ operations. To the extent such approvals are required and not obtained, Ivanhoe Mines may be delayed or prohibited from proceeding with planned exploration or development of its mineral properties.
Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining

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operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Ivanhoe Mines and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in the development of new mining properties.
Previous mining operations may have caused environmental damage at Ivanhoe Mines mining sites, and if Ivanhoe Mines cannot prove that such damage was caused by such prior operators, its indemnities and exemptions from liability may not be effective.
Ivanhoe Mines has received exemptions from liability from relevant governmental authorities for environmental damage caused by previous mining operations at the Monywa Copper Project in Myanmar and the Bakyrchik gold project in Kazakhstan. There is a risk, however, that, if an environmental accident occurred at those sites, it may be difficult or impossible to assess the extent to which environmental damage was caused by Ivanhoe Mines’ activities or the activities of previous operators. In that event, the liability exemptions could be ineffective and possibly worthless.
The actual cost of developing the Oyu Tolgoi Project may differ significantly from Ivanhoe Mines’ estimates and involve unexpected problems or delays.
The estimates regarding the development and operation of the Oyu Tolgoi Project are based on the 2005 IDP. This study establishes estimates of reserves and resources and operating costs and projects economic returns. These estimates are based, in part, on assumptions about future metal prices. The 2005 IDP derives estimates of average cash operating costs based upon, among other things:
•	anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

•	anticipated recovery rates of copper and gold from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated climatic conditions.
Actual operating costs, production and economic returns may differ significantly from those anticipated by the 2005 IDP and future development reports.
There are also a number of uncertainties inherent in the development and construction of any new mine including the Oyu Tolgoi Project. These uncertainties include:
•	the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•	the availability and cost of skilled labour, power, water and transportation;

•	the availability and cost of appropriate smelting and refining arrangements;

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•	the need to obtain necessary environmental and other government permits, and the timing of those permits; and

•	the availability of funds to finance construction and development activities.
The cost, timing and complexities of mine construction and development are increased by the remote location of a property such as the Oyu Tolgoi Project. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that Ivanhoe Mines’ future development activities will result in profitable mining operations.
Ivanhoe Mines ability to obtain dividends or other distributions from our subsidiaries may be subject to restrictions imposed by law, foreign currency exchange regulations and our financing arrangements.
Ivanhoe Mines conducts its operations through subsidiaries. Its ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. The subsidiaries’ ability to pay dividends or make other distributions to Ivanhoe Mines is also subject to their having sufficient funds to do so. If the subsidiaries are unable to pay dividends or make other distributions, Ivanhoe Mines growth may be inhibited unless it is able to obtain additional equity or debt financing on acceptable terms. In the event of a subsidiary’s liquidation, Ivanhoe Mines may lose all or a portion of its investment in that subsidiary.
There can be no assurance that the interest held by Ivanhoe Mines in its exploration, development and mining properties is free from defects or that material contractual arrangements between Ivanhoe Mines and entities owned or controlled by foreign governments will not be unilaterally altered or revoked.
Ivanhoe Mines has investigated its rights to explore and exploit its various properties and, to the best of its knowledge, those rights are in good standing but no assurance can be given that such rights will not be revoked, or significantly altered, to the detriment of Ivanhoe Mines. There can also be no assurance that Ivanhoe Mines’ rights will not be challenged or impugned by third parties. Ivanhoe Mines has also applied for rights to explore, develop and mine various properties, but there is no certainty that such rights, or any additional rights applied for, will be granted on terms satisfactory to Ivanhoe Mines or at all.
The proceeds from the sale of the Savage River Project are dependent on iron ore prices and the remaining supply of ore at the Savage River Project.
The remaining portion of the proceeds payable to Ivanhoe Mines from the sale of the Savage River Project are deferred, and the amount of such payments are dependent on prevailing prices for iron ore (as represented by the Nibrasco/JSM pellet price) in the year that the compensation is paid and the total tonnage of iron ore pellets sold from the Savage River Project in that year. The price of iron ore was at the high end of recent historical trends when the first payment occurred in March 2006 and it has softened since then. Such prices are very volatile and in the past prices have suffered significant declines. Lower prices means lower corresponding payments to Ivanhoe Mines than the annual payment received in March 2006. In addition, while current reserve and resource estimates indicate that the mine will be capable of producing sufficient ore to meet the 1,800,000 tonnes per

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
year threshold for the term of deferred payments, there is no assurance that these estimates will actually bear themselves out. If insufficient ore is actually present to produce the maximum threshold amount of ore, then the corresponding payments to Ivanhoe Mines will be lower.
Competition for new mining properties by larger, more established companies may prevent Ivanhoe Mines from acquiring interests in additional properties or mining operations.
Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, Ivanhoe Mines may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that Ivanhoe Mines will acquire any interest in additional operations that would yield reserves or result in commercial mining operations.
Ivanhoe Mines has a limited operating history, and there is no assurance that it will be capable of consistently producing positive cash flows.
Ivanhoe Mines has paid no dividends on its Common Shares since incorporation and does not anticipate doing so in the foreseeable future. Ivanhoe Mines has a limited operating history and there can be no assurance of its ability to operate its projects profitably. While Ivanhoe Mines may in the future generate additional working capital through the operation, development, sale or possible syndication of its properties, there is no assurance that Ivanhoe Mines will be capable of producing positive cash flow on a consistent basis or that any such funds will be available for exploration and development programs.
As an exploration and development company that has a limited production history, Ivanhoe Mines has incurred losses since its inception, and it expects to continue to incur losses until sometime after the start-up of production at Oyu Tolgoi. As at December 31, 2006, Ivanhoe Mines had an accumulated deficit of $878.2 million. There can be no assurance that Ivanhoe Mines will achieve or sustain profitability in the future.
A substantial portion of Ivanhoe Mines’ operations involve exploration and development and there is no guarantee that any such activity will result in commercial production of mineral deposits.
Development of Ivanhoe Mines’ mineral properties is contingent upon obtaining satisfactory exploration results. Mineral exploration and development involves substantial expenses and a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate. There is no assurance that additional commercial quantities of ore will be discovered on any of Ivanhoe Mines’ exploration properties. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. The discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit, once discovered, is also dependent upon a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. In addition, assuming discovery of a commercial ore body, depending on the type of mining operation involved, several years can elapse

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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from the initial phase of drilling until commercial operations are commenced. Most of the above factors are beyond the control of Ivanhoe Mines.
Ivanhoe Mines cannot insure against all of the risks associated with mining.
Exploration, development and production operations on mineral properties involve numerous risks and hazards, including:
•	rock bursts, slides, fires, earthquakes or other adverse environmental occurrences;

•	industrial accidents;

•	labour disputes;

•	political and social instability;

•	technical difficulties due to unusual or unexpected geological formations;

•	failures of pit walls; and

•	flooding and periodic interruptions due to inclement or hazardous weather condition.
These risks can result in, among other things:
•	damage to, and destruction of, mineral properties or production facilities;

•	personal injury;

•	environmental damage;

•	delays in mining;

•	monetary losses; and

•	legal liability.
It is not always possible to obtain insurance against all such risks and Ivanhoe Mines may decide not to insure against certain risks as a result of high premiums or other reasons. The incurrence of an event that is not fully covered, or covered at all, by insurance, could have a material adverse effect on Ivanhoe Mines’ financial conditions, results of operations and cash flows and could lead to a decline in the value of the securities of Ivanhoe Mines. Ivanhoe Mines does not maintain insurance against political or environmental risks. Also, because of the recent major increases in insurance premiums and the inability to obtain full coverage, the Monywa Copper Project is self-insuring on a portion of the mine assets.
As a result of the rights to acquire common shares and other rights granted to Rio Tinto pursuant to the Rio Tinto Transaction, Rio Tinto has the ability to significantly influence the business and affairs of Ivanhoe Mines.
The first tranche of the private placement, together with the additional rights granted to Rio Tinto in the Rio Tinto Transaction to obtain additional common shares pursuant to a second tranche private placement and the exercise of the warrants, will give Rio Tinto the voting power to significantly influence the policies, business and affairs of the Company and the outcome of any significant corporate transaction or other matter, including a merger, business combination or a sale of all, or substantially all, of the Company’s assets. Subject to certain limited exceptions, Rio Tinto also has a

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
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right of first refusal with respect to any proposed disposition by the Company of an interest in the Oyu Tolgoi Project. Rio Tinto’s share position in the Company and its right of first refusal with respect to the Oyu Tolgoi Project may have the effect of delaying, deterring or preventing a transaction involving a change of control of the Company in favour of a third party that otherwise could result in a premium in the market price of the common shares in the future.
Rio Tinto will also be able to significantly influence the management, development and operation of the Oyu Tolgoi Project through its representatives on the OT Technical Committee, established to manage the Oyu Tolgoi Project. Provided Rio Tinto maintains a minimum level of shareholding in the Company, Rio Tinto’s appointees to the OT Technical Committee will have a veto over certain specified material decisions during the five year period following closing of the first tranche private placement and, thereafter, Rio Tinto appointees will represent a majority of the members of the OT Technical Committee and will thereby be entitled to control the ongoing decisions made by the OT Technical Committee.
Ivanhoe Mines is exposed to risks of changing political stability and government regulation in the countries in which it operates.
Ivanhoe Mines holds mineral interests in countries which may be affected in varying degrees by political stability, government regulations relating to the mining industry and foreign investment therein, and the policies of other nations in respect of these countries. Any changes in regulations or shifts in political conditions are beyond the control of Ivanhoe Mines and may adversely affect its business. Ivanhoe Mines’ operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. Ivanhoe Mines’ operations may also be affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.
In certain areas where Ivanhoe Mines is active, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. The laws of many of the countries in which Ivanhoe Mines operates also contain inconsistencies and contradictions. Many of them are structured to bestow on government bureaucrats substantial administrative discretion in their application and enforcement with the result that the laws are subject to changing and different interpretations. As such, even Ivanhoe Mines’ best efforts to comply with the laws may not result in effective compliance in the determination of government bureaucrats.
Ivanhoe Mines conducts certain of its operations through co-operative joint ventures with government controlled entities. While this connection benefits Ivanhoe Mines in some respects, there is a substantial inequality with respect to the influence of the parties with the applicable government. Governments in these countries hold a substantial degree of subjective control over the application and enforcement of laws and the conduct of business. This inequality would become particularly detrimental if a business dispute arises between joint venture parties. Ivanhoe Mines seeks to minimize this issue by including international arbitration clauses in relevant agreements whenever possible and by maintaining positive relations with both its joint venture partners and local

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
governments, but there can be no guarantee that these measures will be sufficient to protect Ivanhoe Mines’ interest in these countries.
Ivanhoe Mines’ prospects depend on its ability to attract and retain key personnel.
Recruiting and retaining qualified personnel is critical to Ivanhoe Mines’ success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for such persons is intense. Ivanhoe Mines believes that it has been successful in recruiting excellent personnel to meet its corporate objectives but, as Ivanhoe Mines’ business activity grows, it will require additional key financial, administrative, mining, marketing and public relations personnel as well as additional staff on the operations side. Although Ivanhoe Mines believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success.
Certain directors of Ivanhoe Mines are directors or officers of, or have significant shareholdings, in other mineral resource companies and there is the potential that such directors will encounter conflicts of interest with Ivanhoe Mines.
Certain of the directors of the Company are directors or officers of, or have significant shareholdings in, other mineral resource companies and, to the extent that such other companies may participate in ventures in which Ivanhoe Mines may participate, the directors of Ivanhoe Mines may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. This includes the nominees of Rio Tinto, which is entitled to nominate directors to the board of directors of the Company in proportion to its holdings of the Company’s issued and outstanding common shares from time to time. Certain of these nominees are or may be directors or officers of, or have significant shareholdings in, Rio Tinto companies or other mineral resource companies and, to the extent that such companies may engage in business relationships with the Company, the directors of the Company appointed by Rio Tinto may have conflicts of interest in negotiating and concluding terms of such relationships. In all case where directors and officers have an interest in another resource company, such other companies may also compete with Ivanhoe Mines for the acquisition of mineral property rights. In the event that any such conflict of interest arises, a director who has such a conflict will disclose the conflict to a meeting of the directors of the Company and will abstain from voting for or against the approval of such a participation or such terms. In appropriate cases, Ivanhoe Mines will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of the Yukon Business Corporations Act, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether or not Ivanhoe Mines will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to Ivanhoe Mines, the degree of risk to which Ivanhoe Mines may be exposed and its financial position at that time.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
RELATED-PARTY TRANSACTIONS
The following tables summarize related party expenses incurred by Ivanhoe Mines, primarily on a cost recovery basis, with an officer of a subsidiary of Ivanhoe Mines, a company subject to significant influence by Ivanhoe Mines, a company affiliated with Ivanhoe Mines, or with companies related by way of directors or shareholders in common. The tables below summarize the transactions with related parties and the types of expenditures incurred with related parties:

	Years ended December 31,
	2006	2005
Global Mining Management Corporation (a)	$7,015	$4,169
Ivanhoe Capital Aviation LLC (b)	3,840	3,421
Fognani & Faught, PLLC (c)	1,394	823
Jinshan Gold Mines Inc. (d)	—	1,122
Ivanhoe Capital Pte. Ltd. (e)	78	60
Ivanhoe Capital Services Ltd. (f)	743	755
Ivanhoe Energy Inc. (g)	—	175

	$13,070	$10,525

	Years ended December 31,
	2006	2005
Exploration	$—	$1,122
Legal	1,394	823
Office and administrative	2,306	2,216
Salaries and benefits	5,530	2,943
Travel (including aircraft rental)	3,840	3,421

	$13,070	$10,525

The above noted transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
Accounts receivable and accounts payable at December 31, 2006, included $319,000 and $1,419,000, respectively (December 31, 2005 — $451,000 and $1,102,000, respectively), which were due from/to a company under common control, a company affiliated with Ivanhoe Mines, or companies related by way of directors in common.
(a)	Global Mining Management Corporation (Global) is a private company based in Vancouver owned equally by seven companies, one of which is Ivanhoe Mines. Global has a director in common with the Company. Global provides administration, accounting, and other office services to the Company on a cost-recovery basis.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(b)	Ivanhoe Capital Aviation LLC (Aviation) is a private company 100% owned by the Company’s Chairman. Aviation operates an aircraft which is rented by the Company on a cost-recovery basis.

(c)	An officer of a subsidiary of Ivanhoe Mines is a partner with Fognani & Faught, PLLC, a legal firm which provides legal services to Ivanhoe Mines.

(d)	During 2005, the Company incurred exploration expenditures as part of several joint venture agreements with Jinshan.

(e)	Ivanhoe Capital Pte. Ltd. (Ivanhoe Capital) is a private company 100% owned by the Company’s Chairman. Ivanhoe Capital provides for administration, accounting, and other office services in Singapore and London on a cost-recovery basis.

(f)	Ivanhoe Capital Services Ltd. (Services) is a private company 100% owned by the Company’s Chairman. Services provides for salaries associated with certain employees of the Company located in Singapore on a cost-recovery basis.

(g)	Ivanhoe Energy Inc. (Ivanhoe Energy) is a public company in which the Company’s Chairman has a significant interest and holds the position of Deputy Chairman. During 2005, Ivanhoe Energy provided for administration and other office services in Beijing on a cost-recovery basis.
At the end of 2006 and 2005, Ivanhoe Mines’ discontinued Savage River operations owed approximately $5.1 million to the Company’s Chairman. This debt originated as a result of the December 2000 acquisition, by Ivanhoe Mines, of the Savage River operation. Following the sale of the Savage River operations in February 2005, repayment of this balance is contingent upon Ivanhoe Mines receiving proceeds in excess of approximately $111.1 million from the sale of the Savage River operations. To date, $49.7 million has been received from the sale with an additional $19.5 million expected to be received on March 31, 2007.
DISCLOSURE CONTROLS AND PROCEDURES
Disclosure controls and procedures are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the Company’s principal executive officer and principal financial officer, on a timely basis so that appropriate decisions can be made regarding public disclosure.
As of the end of the Company’s fiscal year ended December 31, 2006, an evaluation of the effectiveness of the Company’s “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) was carried out by the Company’s management with the participation of the principal executive officer and principal financial officer. Based upon that evaluation, the Company’s principal executive officer

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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and principal financial officer have concluded that as of the end of that fiscal year, the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms and (ii) accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure.
It should be noted that while the Company’s principal executive officer and principal financial officer believe that the Company’s disclosure controls and procedures provide a reasonable level of assurance that they are effective, they do not expect that the Company’s disclosure controls and procedures or internal control over financial reporting will prevent all errors and fraud. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over the Company’s financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles and the requirements of the Securities and Exchange Commission in the United States, as applicable. Management excluded from its assessment the internal control over financial reporting at Myanmar Ivanhoe Copper Company Limited (MICCL) in which it holds a 50% interest, because the Company does not have the ability to dictate or modify controls at MICCL and does not have the ability to assess, in practice, the controls at the entity. Under U.S. generally accepted accounting principles, MICCL is accounted for using the equity method of accounting and the Company’s proportionate interest in individual assets, liabilities, revenues and expenses is excluded from the consolidated financial statement amounts of the Company. Under Canadian generally accepted accounting principles, the Company proportionately consolidates MICCL which constitutes 24% and 29% of net and total assets respectively, and 10% of net loss of the consolidated financial statement amounts as of and for the year ended December 31, 2006. The Company’s principal executive officer and principal financial officer have assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2006 in accordance with Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, the Company’s principal executive officer and principal financial officer have determined that the Company’s internal control over financial reporting was effective as of December 31, 2006 and have certified Ivanhoe Mines’ annual filings with the U.S. Securities and Exchange Commission on Form 40-F as required by the United States Sarbanes-Oxley Act and with Canadian securities regulatory authorities.
Management reviewed the results of management’s assessment with the Audit Committee of the Company’s Board of Directors. Deloitte & Touche LLP, independent registered chartered accountants, was engaged, as approved by a vote of the Company’s shareholders, to audit and provide

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
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independent opinions on the Company’s consolidated financial statements, management’s assessment of internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. Deloitte & Touche LLP has provided such opinions.
Changes in internal control over financial reporting
During the year ended December 31, 2006 there were no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
QUALIFIED PERSONS
Disclosure of a scientific or technical nature in this MD&A in respect of each of the material mineral resource properties of Ivanhoe Mines was prepared by or under the supervision of the “qualified persons” (as that term is defined in NI 43-101) listed below:

Relationship to
Property	Qualified Person	Ivanhoe Mines

Oyu Tolgoi Project	Bernard Peters, GRD Minproc Limited	Independent consultant

Nariin Sukhait Project	Richard D. Tifft and Patrick P. Riley, Norwest Corporation	Independent consultant
OVERSIGHT ROLE OF THE AUDIT COMMITTEE
The Audit Committee reviews, with management and the external auditors, the Company’s MD&A and related consolidated financial statements and approves the release of such information to shareholders. For each audit or quarterly review, the external auditors prepare a report for members of the Audit Committee summarizing key areas, significant issues and material internal control weaknesses encountered, if any.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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CAUTIONARY STATEMENTS
LANGUAGE REGARDING RESERVES AND RESOURCES
Readers are advised that National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) of the Canadian Securities Administrators requires that each category of mineral reserves and mineral resources be reported separately. For detailed information related to Company resources and reserves, readers should refer to the Annual Information Form of the Company for the year ended December 31, 2006, and other continuous disclosure documents filed by the Company since January 1, 2007, at www.sedar.com.
NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES
This document, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, this document, including the documents incorporated by reference herein, uses the terms “measured”, “indicated” and “inferred” resources. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is a permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this document, or in the documents incorporated by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC. National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this document have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. NI 43-101 permits a historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars, except where noted)
FORWARD-LOOKING STATEMENTS
Certain statements made herein, including statements relating to matters that are not historical facts and statements of our beliefs, intentions and expectations about developments, results and events which will or may occur in the future, which constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements are typically identified by words such as “anticipate,” “could,” “should,” “expect,” “seek,” “may,” “intend,” “likely,” “plan,” “estimate,” “believe” and similar expressions suggesting future outcomes or statements regarding an outlook. These include, but are not limited to, statements respecting anticipated business activities; planned expenditures; corporate strategies; proposed acquisitions and dispositions of assets; discussions with third parties respecting material agreements; the expected timing and outcome of Ivanhoe Mines’ discussions with representatives of the Government of Mongolia for an Investment Agreement in respect of the Oyu Tolgoi Project; the estimated timing and cost of bringing the Oyu Tolgoi Project into commercial production; anticipated future production and cash flows; target milling rates; the impact of amendments to the laws of Mongolia and other countries in which Ivanhoe Mines carries on business; the timing for completion of the 2007 IDP and changes in mine plan contemplated thereunder; the timing of commencement of full construction of the Oyu Tolgoi Project; the completion of licence transfers and the closing of the Coal Division merger and completion of an updated mine plan for the Nariin Sukhait Project; the potential sale of the Monywa Copper Project by the Trust to a third party; the possibility of having to record, in the future, a significant reduction of the project’s carrying value on the Company’s financial statements; and other statements that are not historical facts.
All such forward-looking information and statements are based on certain assumptions and analyses made by Ivanhoe Mines’ management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. These statements, however, are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information or statements. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading “Risks and Uncertainties” elsewhere in this MD&A. The reader is cautioned not to place undue reliance on forward-looking information or statements.
This MD&A also contains references to estimates of mineral reserves and mineral resources. The estimation of reserves and resources is inherently uncertain and involves subjective judgments about many relevant factors. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate or that such mineral reserves and mineral resources can be mined or processed profitably. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Except as required by law, the Company does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)
MANAGEMENT’S REPORT TO THE SHAREHOLDERS
The Consolidated Financial Statements and the management’s discussion and analysis of financial condition and results of operations (MD&A) are the responsibility of the management of Ivanhoe Mines Ltd. These financial statements and the MD&A have been prepared by management in accordance with accounting principles generally accepted in United States and regulatory requirements, respectively, using management’s best estimates and judgment of all information available up to March 30, 2007.
The Board of Directors has approved the information contained in the consolidated financial statements and the MD&A. The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal controls. The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly during the year with financial officers of the Company and the external auditors to satisfy itself that management is properly discharging its financial reporting responsibilities to the Directors who approve the consolidated financial statements.
These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized in Note 2 to the Consolidated Financial Statements.
The consolidated financial statements have been audited by Deloitte & Touche LLP, independent registered chartered accountants, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). They have full and unrestricted access to the Audit Committee.

John Macken	Tony Giardini
President and CEO	Chief Financial Officer

March 30, 2007
Vancouver, BC, Canada